As filed with the Securities and Exchange Commission on May 14, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CURO GROUP HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	90-0934597 (I.R.S. Employer Identification Number)

3527 North Ridge Road

Wichita, Kansas 67205

(316) 425-1410

(Address, including Zip Code, and Telephone Number, including Area Code, of registrant’s principal executive offices)

Vin Thomas

Chief Legal Officer

3527 North Ridge Road

Wichita, Kansas 67205

(316) 425-1410

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Thomas Mark David Cosgrove Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	F. Holt Goddard Jonathan Michels White & Case LLP 1221 Avenue of the Americas New York, NY 10020 (212) 819-8200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	5,750,000	$24.17	$138,977,500	$17,302.70

(1)	Includes an additional 750,000 shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average high and low prices of the Registrant’s common stock on May 9, 2018 as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until a registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2018

5,000,000 Shares

CURO Group Holdings Corp.

Common Stock

The selling stockholders identified in this prospectus are offering 5,000,000 shares of our common stock as described in this prospectus. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “CURO.” The last reported sale price of our common stock on May 11, 2018 was $24.30 per share.

Certain of the selling stockholders have granted the underwriters a 30-day option to purchase up to 750,000 additional shares of our common stock from them at the public offering price, less the underwriting discounts and commissions.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks. See “Risk Factors” on page 16.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Selling Stockholders (Before Expenses)(1)
Per Share	$	$	$
Total	$	$	$

(1)	See “Underwriting” for information relating to underwriting compensation, including certain expenses of the underwriters to be reimbursed by us.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                 , 2018.

Credit Suisse	Jefferies	Stephens Inc.

William Blair

Janney Montgomery Scott

The date of this prospectus is                 , 2018.

MATERIAL TAX CONSEQUENCES TO NON-U.S. HOLDERS	61
UNDERWRITING	65
LEGAL MATTERS	71
EXPERTS	72
INFORMATION INCORPORATED BY REFERENCE	73
WHERE YOU CAN FIND ADDITIONAL INFORMATION	74

You should rely only on the information contained in this document or to which we have referred you. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities under applicable law. The information in this document may only be accurate on the date of this document regardless of the time of delivery of this prospectus or of any sale of shares of our common stock by the selling stockholders, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates. This prospectus is not an offer to sell or the solicitation of an offer to buy shares of our common stock in any circumstances under which such offer or solicitation is unlawful.

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This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

We do not intend our use or display of other companies’ tradenames, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other company. Each trademark, tradename or service mark of any other company appearing in this prospectus is the property of its respective holder.

We or one of our subsidiaries own or have applied for ownership of the marks “CURO,” “CURO Financial Technologies Corp.,” “Speedy Cash®,” “RC Rapid CashSM,” “OPT+SM,” “Rapid Cash,” “Avio Credit,” “LendDirect” and “Wage Day Advance.” All other trademarks, service marks and tradenames appearing in this prospectus are the property of their respective owners.

In this prospectus, when we refer to

•	“CURO,” we are referring to CURO Group Holdings Corp. and its subsidiaries, including CURO Financial Technologies Corp.;

•	“CFTC,” we are referring to CURO Financial Technologies Corp.;

•	the “FFL Holders,” we are referring to Friedman Fleischer & Lowe Capital Partners II, L.P., FFL Executive Partners II, L.P. and FFL Parallel Fund II, L.P.; and

•	the “Founder Holders,” we are referring to Doug Rippel, Chad Faulkner and Mike McKnight and certain of their family trusts and affiliated entities.

Unless otherwise specified herein or the context otherwise requires, all references to “$,” “U.S.$,” “USD” or “dollars” in this prospectus refer to U.S. dollars, all references to “C$” refer to Canadian dollars, and all references to “£,” “pound sterling” or “GBP” refer to British pounds sterling. The C$ and GBP are the functional currency of our Canadian and U.K. operations, respectively.

For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

Industry and Market Data

This prospectus and the information incorporated by reference include statistical data, market data and other industry data and forecasts, which we obtained from market research, publicly available information and independent industry publications and reports, including those by the Pew Research Center, CFI Group and FactorTrust. We have supplemented these data and forecasts where necessary with information from publicly available sources and our own internal estimates. We use these sources and estimates and believe them to be reliable, but they involve a number of assumptions and limitations.

The sources of certain industry and market data contained in this prospectus are listed below.

•	ACORN Canada, It’s Expensive to be Poor: How Canadian Banks are Failing Low Income Communities; May 2016.

•	Board of Governors of the Federal Reserve System, Report on the Economic Well-Being of U.S. Households in 2015; May 2016.

•	Center for Financial Services Innovation, or CFSI, 2016 Financially Underserved Market Size Study; November 2016.

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•	CFI Group, Bank Satisfaction Barometer; 2016.

•	FactorTrust, The FactorTrust Underbanked Index; May 2017.

•	FICO, US Average FICO Score Hits 700: A Milestone for Consumers; July 2017.

•	Financial Credit Authority, High-cost credit; July 2017.

•	JPMorgan Chase & Co., Weathering Volatility: Big Data on the Financial Ups and Downs of U.S. Individuals; 2015.

•	L.E.K. Consulting, Consumer Specialist Lending—Newly Sustainable or Another Boom-and-Bust; Volume XVIII, Issue 10.

•	Pew Research Center, Smartphone Ownership and Internet Usage Continues to Climb in Emerging Economies; February 2016.

•	Pricewaterhouse Coopers LLP, or PWC, Banking the Under-Banked: The Growing Demand for Near Prime Credit; 2016.

The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause our and the industry’s results to differ materially from those expressed in the estimates made by the independent parties and by us.

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SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus. You should read the following summary together with the more detailed information appearing or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase shares of our common stock. The terms “we,” “our,” “us,” “CURO” and the “Company,” as used in this prospectus, refer to CURO Group Holdings Corp. and its consolidated subsidiaries, except where otherwise stated or where it is clear that the terms mean only CURO Group Holdings Corp. exclusive of its subsidiaries. Unless the context otherwise indicates or requires, the term “Curo Platform” and “platform,” as used in this prospectus, refer to our Company’s proprietary IT systems and operating platform.

Company Overview

We are a growth-oriented, technology-enabled, highly-diversified consumer finance company serving a wide range of underbanked consumers in the United States, Canada and the United Kingdom and are a market leader in our industry based on revenues. We believe that we have the only true omni-channel customer acquisition, onboarding and servicing platform that is integrated across store, online, mobile and contact center touchpoints. Our IT platform, which we refer to as the “Curo Platform,” seamlessly integrates loan underwriting, scoring, servicing, collections, regulatory compliance and reporting activities into a single, centralized system. We use advanced risk analytics powered by proprietary algorithms and over 15 years of loan performance data to efficiently and effectively score our customers’ loan applications. From 2010 through March 31, 2018, we extended over $15.1 billion in total credit across approximately 39.5 million total loans of which $1.2 billion in total credit was extended across approximately 3 million total loans from September 30, 2017 to March 31, 2018. Additionally, our revenue was $261.7 million and $963.6 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively.

We operate in the United States under two principal brands, “Speedy Cash” and “Rapid Cash,” and launched our new brand “Avio Credit” in the United States in the second quarter of 2017. In the United Kingdom we operate online as “Wage Day Advance” and “Juo Loans” and, prior to their closure in the third quarter of 2017, our stores were branded “Speedy Cash.” In Canada, our stores are branded “Cash Money” and we offer “LendDirect” installment loans online and at certain stores. As of March 31, 2018, our store network consisted of 408 locations across 14 U.S. states and seven Canadian provinces and we offered our online services in 27 U.S. states, five Canadian provinces and the United Kingdom.

We offer a broad range of consumer finance products including Unsecured Installment Loans, Secured Installment Loans, Open-End Loans and Single-Pay Loans. We have tailored our products to fit our customers’ particular needs as they access and build credit. Our product suite allows us to serve a broader group of potential borrowers than most of our competitors. The flexibility of our products, particularly our installment and open-end products, allows us to continue serving customers as their credit needs evolve and mature. Our broad product suite creates a diversified revenue stream and our omni-channel platform seamlessly delivers our products across all contact points—we refer to it as “Call, Click or Come In.” We believe these complementary channels drive brand awareness, increase approval rates, lower our customer acquisition costs and improve customer satisfaction levels and customer retention.

We serve the large and growing market of individuals who have limited access to traditional sources of consumer credit and financial services. We define our addressable market as underbanked consumers in the United States, Canada and the United Kingdom. According to a study by CFSI, there are as many as 121 million Americans who are currently underserved by financial services companies. According to studies by ACORN Canada and PWC, the statistics in Canada and the United Kingdom are similar, with an estimated 15% of Canadian residents (approximately 5 million individuals) and an estimated 20% to 25% of United Kingdom residents (approximately 10 to 14 million individuals) classified as underbanked. Given our international footprint, this translates into an addressable target market of approximately 140 million individuals. We believe that with our scalable omni-channel platform and diverse product offerings, we are well positioned to gain market share as sub-scale players struggle to keep pace with the technological evolution taking place in the industry.

Our customers require essential financial services and value timely, transparent, affordable and convenient alternatives to banks, credit card companies and other traditional financial services companies. According to a recent study by FactorTrust, underbanked customers in the United States tend to have the following characteristics:

•	average age of 39 for applicants and 41 for borrowers;

•	applicants are 47% male and 53% female;

•	41% are homeowners;

•	45% have a bachelor’s degree or higher; and

•	the top five employment segments are Retail, Food Service, Government, Banking/Finance and Business Services.

In the United States, our customers generally earn between $25,000 and $75,000 annually. In Canada, our customers generally earn between C$25,000 and C$60,000 annually. In the United Kingdom, our customers generally earn between £18,000 and £31,000 annually. Our customers utilize the services provided by our industry for a variety of reasons, including that they often:

•	have immediate need for cash between paychecks;

•	have been rejected for traditional banking services;

•	maintain sufficient account balances to make a bank account economically efficient;

•	prefer and trust the simplicity, transparency and convenience of our products;

•	need access to financial services outside of normal banking hours; and

•	reject complicated fee structures in bank products (e.g., credit cards and overdrafts).

Products and Services

We provide Unsecured Installment Loans, Secured Installment Loans, Open-End Loans, Single-Pay Loans and a number of ancillary financial products including check cashing, proprietary reloadable prepaid debit cards (Opt+), credit protection insurance in the Canadian market, gold buying, retail installment sales and money transfer services. We have designed our products and customer journey to be consumer-friendly, accessible and easy to understand. Our platform and product suite enable us to provide several key benefits that appeal to our customers:

•	transparent approval process;

•	flexible loan structure, providing greater ability to manage monthly payments;

•	simple, clearly communicated pricing structure; and

•	full account management online and via mobile devices.

Our centralized underwriting platform and its proprietary algorithms are used for every aspect of underwriting and scoring of our loan products. The customer application, approval, origination and funding processes differ by state, country and channel. Our customers typically have an active phone number, open checking account, recurring income and a valid government-issued form of identification. For in-store loans, the customer presents required documentation, including a recent pay stub or support for underlying bank account activity for in-person verification. For online loans, application data is verified with third-party data vendors, our proprietary algorithms and/or tech-enabled account verification. Our proprietary, highly scalable scoring system employs a champion/challenger process whereby models compete to produce the most successful customer outcomes and profitable cohorts. Our algorithms use data relevancy and machine learning techniques to identify approximately 60 variables from a universe of approximately 11,600 that are the most predictive in terms of credit outcomes. The algorithms are continuously reviewed and refreshed and are focused on a number of factors related to disposable income, expense trends and cash flows, among other factors, for a given loan applicant. The predictability of our scoring models is driven by the combination of application data, purchased third-party data and our robust internal database of over 76 million records (as of March 31, 2018) associated with loan information. These variables are then combined in a series of algorithms to create a score that allows us to scale lending decisions.

Geography and Channel Mix

For the three months ended March 31, 2018 and the years ended December 31, 2017, 2016 and 2015, approximately 78%, 77%, 73% and 71%, respectively, of our consolidated revenues were generated from services provided within the United States and approximately 18%, 19%, 23% and 23%, respectively, of our consolidated revenues were generated from services provided within Canada. For the three months ended March 31, 2018 and each of the years ended December 31, 2017 and 2016, approximately 61%, 60% and 61% of our long-lived assets were located within the United States, respectively and approximately 38%, 38% and 36% of our long-lived assets were located within Canada. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus for additional information on our geographic segments.

Stores: As of March 31, 2018, we had 408 stores in 14 U.S. states and seven provinces in Canada, which included the following:

•	213 United States locations: Texas (90), California (36), Nevada (18), Arizona (13), Tennessee (11), Kansas (10), Illinois (8), Alabama (7), Missouri (5), Louisiana (5), Colorado (3), Oregon (3), Washington (2) and Mississippi (2); and

•	195 Canadian locations: Ontario (126), Alberta (27), British Columbia (26), Saskatchewan (6), Nova Scotia (5), Manitoba (4) and New Brunswick (1).

Online: As of March 31, 2018, we lend online in 27 states in the United States, five provinces in Canada and in England, Wales, Scotland and Northern Ireland in the United Kingdom.

Overview of Loan Products

The following charts reflect the revenue contribution, including CSO fees, of the products and services that we currently offer in the regions in which we operate:

Year Ended December 31, 2017 $963.6 million	Three Months Ended March 31, 2018 $261.8 million

For the three months ended March 31, 2018 and the years ended December 31, 2017, 2016 and 2015, the revenue generated through our online channel was 43%, 38%, 33% and 30%, respectively, of consolidated revenue.

For the three months ended March 31, 2018, approximately 51% of loan revenue for our U.S. operations was generated in-store, while the remaining 49% was generated online. For the three months ended March 31, 2018, approximately 93% of our loan revenue for our Canada operations was generated in-store, while the remaining 7% was generated online.

Below is an outline of the primary products we offered as of March 31, 2018.

	Installment Unsecured	Installment Secured	Open-End	Single-Pay
Channel	Online and in-store: 14 U.S. States, Canada and the U.K.(1)	Online and in-store: 7 U.S. States	Online: KS, TN, ID, UT, RI, VA, DE and Canada; In-store: KS, TN and Canada	Online and in-store: 12 U.S. States, Canada and the U.K.(1)

Approximate Average Loan Size(2)	$604	$1,222	$702	$348

Duration	Up to 60 months	Up to 42 months	Revolving / open-ended	Up to 62 days

Pricing	14.1% average monthly interest rate(3)	11.3% average monthly interest rate(3)	Daily interest rates ranging from 0.13% to 0.99%	Fees ranging from $13 to $25 per $100 borrowed

(1)	Online only in the United Kingdom.
(2)	Includes CSO loans.
(3)	Weighted average of the contractual interest rates for the portfolio as of March 31, 2018. Excludes CSO fees.

Unsecured Installment Loans

Unsecured Installment Loans are fixed-term, fully-amortizing loans with a fixed payment amount due each period during the term of the loan. Loans are originated and owned by us or third-party lenders pursuant to credit services organization and credit access business statutes, which we refer to as our CSO programs. For CSO programs, we arrange and guarantee the loans. Payments are due bi-weekly or monthly to match the customer’s pay cycle. Customers may prepay without penalty or fees. Unsecured Installment Loan terms are governed by enabling state legislation in the United States, provincial and federal legislation and national regulations in Canada and national regulation in the United Kingdom. Unsecured Installment Loans comprised 50.8%, 49.8%, 39.9% and 38.7% of our consolidated revenue during the three months ended March 31, 2018 and the years ended December 31, 2017, 2016 and 2015, respectively. We believe that the flexible terms and lower payments associated with Installment Loans significantly expand our addressable market by allowing us to serve a broader range of customers with a variety of credit needs.

Secured Installment Loans

Secured Installment Loans are similar to Unsecured Installment Loans but are also secured by a vehicle title. These loans are originated and owned by us or by third-party lenders through our CSO programs. For these loans the customer provides clear title or security interest in the vehicle as collateral. The customer receives the benefit of immediate cash but retains possession of the vehicle while the loan is outstanding. The loan requires periodic payments of principal and interest with a fixed payment amount due each period during the term of the loan. Payments are due bi-weekly or monthly to match the customer’s pay cycle. Customers may prepay without penalty or fees. Secured Installment Loan terms are governed by enabling state legislation in the United States. Secured Installment Loans comprised 10.3%, 10.5%, 9.8% and 10.6% of our consolidated revenue during the three months ended March 31, 2018 and the years ended December 31, 2017, 2016 and 2015, respectively.

Open-End Loans

Open-End Loans are a line of credit for the customer without a specified maturity date. Customers may draw against their line of credit, repay with minimum, partial or full payment and redraw as needed. We report and earn interest on the outstanding loan balances drawn by the customer against their approved credit limit. Customers may prepay without penalty or fees. Typically, customers do not draw the full amount of their credit limit. Loan terms are governed by enabling state legislation in the United States. Unsecured Open-End Loans comprised 9.5%, 6.7%, 7.0% and 5.2% of our consolidated revenue during the three months ended March 31, 2018 and the years ended December 31, 2017, 2016 and 2015, respectively. Secured Open-End Loans are offered as part of our product mix in states with enabling legislation and accounted for approximately 0.9%, 0.9%, 1.0% and 1.2% of our consolidated revenue during the three months ended March 31, 2018 and the years ended December 31, 2017, 2016 and 2015, respectively.

Single-Pay Loans

Single-Pay Loans are generally unsecured short-term, small-denomination loans whereby a customer receives cash in exchange for a post-dated personal check or a pre-authorized debit from the customer’s bank account. We agree to defer deposit of the check or debiting of the customer’s bank account until the loan due date, which typically falls on the customer’s next pay date. Single-Pay Loans are governed by enabling state legislation in the United States, provincial and federal legislation in Canada and national regulation in the United Kingdom. Single-Pay Loans comprised 24.3%, 27.9%, 37.8% and 39.6% of our consolidated revenue during the three months ended March 31, 2018 and the years ended December 31, 2017, 2016 and 2015, respectively. Single Pay Loans originated in the U.S. comprised 10%, 11%, 14% and 14% of our consolidated revenue during the three months ended March 31, 2018 and the years ended December 31, 2017, 2016 and 2015, respectively.

Ancillary Products

We also provide a number of ancillary financial products including check cashing, proprietary reloadable prepaid debit cards (Opt+), credit protection insurance in the Canadian market, gold buying, retail installment sales and money transfer services. We had approximately 115,000 active Opt+ cards as of March 31, 2018, which includes any card with a positive balance or transaction in the past 90 days. Opt+ customers have loaded nearly $1.8 billion to their cards since we started offering this product in 2011.

CSO Programs

Through our CSO programs, we act as a credit services organization/credit access business on behalf of customers in accordance with applicable state laws. We currently offer loans through CSO programs in stores and online in the state of Texas and online in the state of Ohio. In Texas we offer Unsecured Installment Loans and Secured Installment Loans with a maximum term of 180 days. In Ohio we offer an Unsecured Installment Loan product with a maximum term of 18 months. As a CSO we earn revenue by charging the customer a fee, or the CSO fee, for arranging an unrelated third party to make a loan to that customer.

During the three months ended March 31, 2018 and the years ended December 31, 2017 and 2016, approximately 51.8%, 53.6% and 53.2%, respectively, of Unsecured Installment Loans, and 45%, 53.6% and 62.5%, respectively, of Secured Installment Loans originated under CSO programs were paid off prior to the original maturity date.

The majority of revenue generated through our CSO programs was for Unsecured Installment Loans, which comprised 97.2% and 96.4% of total CSO revenue for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively.

Total revenue generated through our CSO programs comprised 26.3% and 26.6% of our consolidated revenue during the three months ended March 31, 2018 and the year ended December 31, 2017, respectively.

Industry Overview

We operate in a segment of the financial services industry that provides lending products to underbanked consumers in need of convenient and flexible access to credit and other financial products. In the United States alone, according to a study by the Center for Financial Services Innovation, or CFSI, these underserved consumers in our target market spent an estimated $126.5 billion on fees and interest related to credit products similar to those we offer.

We believe our target consumers have a need for tailored financing products to cover essential expenses. According to a study by the Federal Reserve, 44% of American adults could not cover an emergency expense costing $400 or would cover it by selling an asset or borrowing money. Additionally, a study conducted by JP Morgan Chase & Co., which analyzed the transaction information of 2.5 million of its account holders, found that 41% of those sampled experienced month-to-month income swings of more than 30%.

We compete against a wide variety of consumer finance providers including online and branch-based consumer lenders, credit card companies, pawn shops, rent-to-own and other financial institutions that offer similar financial services. A study by CFSI has estimated that spending on credit products offered by our industry exhibited a 10.0% CAGR from 2010 to 2015. This growth has been accompanied by shrinking access to credit for our customer base as evidenced by an estimated $142 billion reduction in the availability of non-prime consumer credit from the 2008 to 2009 credit crisis to 2015 (based on analysis of master pool trust data of securitizations for major credit card issuers).

In addition to the beneficial secular trends broadly impacting the consumer finance landscape, we believe we are well positioned to grow our market share as a result of several changes we have observed related to consumer preferences within alternative financial services. Specifically, we believe that a combination of evolving consumer preferences, increasing use of mobile devices and overall adoption rates for technology are driving significant change in our industry.

•	Shifting preference towards installment loans—We believe from our experience in offering installment loan products since 2008 that single-pay loans are becoming less popular or less suitable for a growing portion of our customers. Customers generally have shown a preference for our Installment Loan products, which typically have longer terms, lower periodic payments and a lower relative cost. Offering more flexible terms and lower payments also significantly expands our addressable market by broadening our products’ appeal to a larger proportion of consumers in the market.

•	Increasing adoption of online channels—Our experience is that customers prefer service across multiple channels or touch points. Approximately 63% of respondents in a recent study by CFI Group said they conducted more than half of their banking activities electronically. That same group of respondents reported an overall level of satisfaction that met or exceeded the average. Our full year 2017 and first quarter 2018 online revenue of $367.2 million and $113.5 million represented 38% and 43%, respectively, of our total revenues for such periods.

•	Increasing adoption of mobile apps and devices—With the proliferation of pay-as-you-go and other smartphone plans, many of our underbanked customers have moved directly to mobile devices for loan origination and servicing. According to a 2016 study by the Pew Research Center involving the United States, the United Kingdom and Canada, smartphone penetration is 72%, 68% and 67%, respectively. Additionally, 43% of respondents to a study by CFI Group said they conduct transactions using a mobile banking app. Five years ago, less than 30% of our U.S. customers reached us via a mobile device. In the first quarter of 2018, that percentage was over 80%.

Our Strengths

We believe the following competitive strengths differentiate us and serve as barriers for others seeking to enter our market.

•	Unique omni-channel platform / site-to-store capability—We believe we have the only fully-integrated store, online, mobile and contact center platform to support omni-channel customer engagement. We offer a seamless “Call, Click or Come In” capability for customers to apply for loans, receive loan proceeds, make loan payments and otherwise manage their accounts in store, online or over the phone. Customers can utilize any of our three channels at any time and in any combination to obtain a loan, make a payment or manage their account. In addition, we have our “Site-to-Store” capability in which online customers that do not qualify for a loan online are referred to a store to complete a loan transaction with one of our associates. Our “Site-to-Store” program resulted in approximately 38,000 loans in the three months ended March 31, 2018. These aspects of our platform enable us to source a larger number of customers, serve a broader range of customers and continue serving these customers for longer periods of time.

•	Industry leading product and geographic diversification—In addition to channel diversification, we have increased our diversification by product and geography allowing us to serve a broader range of customers with a flexible product offering. As part of this effort, we have also developed and launched new brands and will continue to develop new brands with differentiated marketing messages. These initiatives have helped diversify our revenue streams, enabling us to appeal to a wider array of borrowers.

•	Leading analytics and information technology drives strong credit risk management—We have developed a bespoke, proprietary IT platform, referred to as the Curo Platform, which is a unified,

centralized platform that seamlessly integrates activities related to customer acquisition, underwriting, scoring, servicing, collections, compliance and reporting. Our IT platform is underpinned by over 15 years of continually updated customer data comprising over 76 million loan records (as of March 31, 2018) used to formulate our robust, proprietary underwriting algorithms. This platform then automatically applies multi-algorithmic analysis to a customer’s loan application to produce a “Curo Score,” which drives our underwriting decision. Globally, as of March 31, 2018 we have approximately 176 employees who write code and manage our networks and infrastructure for our IT platform. This fully-integrated IT platform enables us to make real-time, data-driven changes to our acquisition and risk models, which yield significant benefits in terms of customer acquisition costs and credit performance.

•	Multi-faceted marketing strategy drives low customer acquisition costs—Our marketing strategy includes a combination of strategic direct mail, television advertisements and online and mobile-based digital campaigns, as well as strategic partnerships and other commonly used modes of marketing communications. Our global Marketing, Risk and Credit Analytics team, consisting of approximately 83 professionals as of March 31, 2018, uses our integrated IT platform to cross reference marketing spend, new customer account data and granular credit metrics to optimize our marketing budget across these channels in real time to produce higher quality new loans. Besides these diversified marketing programs, our stores play a critical role in creating brand awareness and driving new customer acquisition. From January 2015 through the end of March 2018, we acquired nearly 2.2 million new customers in North America.

•	Focus on customer experience—We focus on customer service and experience and have designed our stores, website and mobile application interfaces to appeal to our customers’ needs. We continue to augment our web and mobile app interfaces to enhance our “Call, Click or Come In” strategy, with a focus on adding functionality across all our channels. Our stores are branded with distinctive and recognizable signage, conveniently located and typically open seven days a week. Furthermore, we have highly experienced managers in our stores, which we believe is a critical component to driving customer retention, lowering acquisition costs and driving store-level margins. For example as of March 31, 2018, the average tenure for our U.S. store managers is almost eight years, for district managers is over 11 years, and for regional directors it is nearly 13 years.

•	Strong compliance culture with centralized collections operations—We seek to consistently engage in proactive and constructive dialogue with regulators in each of our jurisdictions and have made significant investments in best-practice automated tools for monitoring, training and compliance management. As of March 31, 2018, our compliance group consisted of 27 individuals based in all of the countries in which we operate and our compliance management systems are integrated into our proprietary IT platform. Additionally, our in-house centralized collections strategy, supported by our proprietary back-end customer database and analytics team, drives an effective, compliant and highly-scalable model.

•	Demonstrated access to capital markets and diversified funding sources—We have raised nearly $1.2 billion of debt financing in six separate offerings since 2008, most recently in October 2017. See “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments” in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended, incorporated by reference in this prospectus. We also closed a $150 million nonrecourse installment loan financing facility in 2016 and have routinely accessed banks and other lenders for revolving credit capacity. Additionally, our initial public offering in December of 2017 raised over $80 million of net proceeds. We believe this is a significant differentiator from our peers who may have trouble accessing capital markets to fund their business models if credit markets tighten. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” incorporated by reference in this prospectus.

•	Experienced and innovative management team and sponsor—Our senior leadership team is among the most experienced in the industry with over a century of collective experience and an average tenure at

CURO of approximately seven years. We also have deep bench strength across key functional areas including accounting, compliance, IT and legal. Our equity sponsor, FFL Partners, LLC, or FFL Partners, has been our partner since 2008 and has contributed significant resources to helping define our growth strategy.

•	History of growth and profitability—Throughout our operating history we have maintained strong profitability and growth. Between 2010 and 2017, we grew revenue, Adjusted EBITDA, net income and Adjusted Net Income at a CAGR of 24.8%, 25.0%, 13.8% and 19.8%, respectively. At the same time, we have grown our product offerings to better serve our growing and expanding customer base.

Growth Strategy

•	Leverage our capabilities to continue growing installment and open-end products—Installment and open-end products accounted for 72% and 68% of our consolidated revenue for the three months ended March 31, 2018 and year ending December 31, 2017, respectively, up from 19% in 2010, and we believe that our customers greatly prefer these products. We anticipate that these products will continue to account for a greater share of our revenue and provide us a competitive advantage versus other consumer lenders with narrower product focus. We believe that our ability to continue to be successful in developing and managing new products is based upon our capabilities in three key areas.

•	Underwriting: Installment and open-end products generally have lower yields than single-pay products, which necessitates more stringent credit criteria supported by more sophisticated credit analytics. Our industry-leading analytics platform combines data from over 76 million records (as of March 31, 2018) associated with loan information from third-party reporting agencies.

•	Collections and Customer Service: Installment and open-end products have longer terms than single-pay loans, in some cases up to 48 months. These longer terms drive the need for a more comprehensive collection and default servicing strategy that emphasizes curing a default and putting the customer back on a track to repay the loan. We utilize a centralized collection model that prevents our branch management personnel from ever having to contact customers to resolve a delinquency. We have also invested in building new contact centers in all of the countries in which we operate, each of which utilize sophisticated dialer technologies to help us contact our customers in a scalable, efficient manner.

•	Funding: The shift to larger balance installment loans with extended terms and open-end loans with revolving terms requires more substantial and more diversified funding sources. Given our deep and successful track record in accessing diverse sources of capital, we believe that we are well-positioned to support future new product transition.

•	Serve additional types of borrowers—In addition to growing our existing suite of installment and open-end lending products, we are focused on expanding the total number of customers that we are able to serve through product, geographic and channel expansion. This includes expansion of our online channel, particularly in the United Kingdom, as well as continued targeted additions to our physical store footprint. We also continue to introduce additional products to address our customers’ preference for longer term products that allow for greater flexibility in managing their monthly payments.

•	In the second quarter of 2017, we launched Avio Credit, a new online product branded in the United States targeting individuals in the 600-675 FICO band. This product is structured as an Unsecured Installment Loan with varying principal amounts and loan terms up to 48 months. As of April 2017, 10% of U.S. consumers had FICO scores between 600 and 649. A further 13.2% of U.S. consumers had FICO scores between 650 and 699, a portion of whom would fall into the credit profile targeted by our Avio Credit product.

•	We expect to expand our LendDirect brand in Canada to include additional provinces and increase acquisition efforts in existing markets. We opened three LendDirect stores in Canada during the fourth quarter of 2017, two during the first quarter of 2018 and plan to open additional locations later in 2018. Seven million Canadians have a FICO score below 700. We estimate that the consumer credit opportunity for this customer segment exceeds C$165 billion. We believe these customers represent a highly-fragmented market with low penetration.

•	In the United Kingdom, we launched online longer-term loans in November 2017 with our Juo Loans brand. According to a study by the Financial Conduct Authority, the U.K. guarantor market in 2016 comprised £300 million in loans outstanding and had annual originations of approximately £200 million. A report by L.E.K. Consulting found that this market experienced double digit percentage growth from 2008 to 2017. We believe the U.K. guarantor market is currently dominated by one lender but otherwise largely made up of smaller participants with growth challenges.

•	Continue to bolster our core business through enhancement of our proprietary risk scoring models—We continuously refine and update our credit models to drive additional improvements in our performance metrics. By regularly updating our credit underwriting algorithms we can continue to expand the value of each of our customer relationships through improved credit performance. By combining these underwriting improvements with data driven marketing spend, we believe our optimization efforts will produce margin expansion and earnings growth.

•	Expand credit for our borrowers—Through extensive testing and our proprietary underwriting, we have successfully increased credit limits for customers, enabling us to offer “the right loan to the right customer.” The favorable take rates and successful credit performance have improved overall vintage and portfolio performance. For the first three months of 2018, our average loan amount for Unsecured and Secured Installment Loans was $604 and $1,222, respectively, compared to $596 and $1,326, respectively, in the same period in 2017.

•	Continue to improve the customer journey and experience—We have projects in our development pipeline to enhance our “Call, Click or Come In” customer experience and execution, ranging from redesign of web and app interfaces to enhanced service features to payments optimization.

•	Enhance our network of strategic partnerships—Our strategic partnership network generates applicants that we then close through our diverse array of marketing channels. By further leveraging these existing networks and expanding the reach of our partnership platform to include new relationships, we can increase the number of overall leads we receive. On April 30, 2018, we announced a partnership with a bank partner to offer consumers in the U.S. a flexible and innovative line of credit product.

Corporate and Other Information

The CURO business was founded in 1997 in Riverside, California. We set out to offer a variety of convenient, easily accessible financial and loan services and over our 20 years of operations, expanded across the United States, Canada and the United Kingdom. CURO Financial Technologies Corp., or CFTC (then known as Speedy Cash Holdings Corp.), was incorporated in Delaware on July 16, 2008. On September 10, 2008, our founders sold or otherwise contributed all of the outstanding equity of the various operating entities that comprised the CURO business to a wholly-owned subsidiary of CFTC in connection with an investment in CFTC by Friedman Fleischer & Lowe Capital Partners II, L.P. and its affiliated funds, or FFL Partners. CURO Group Holdings Corp. (then known as Speedy Group Holdings Corp.) was incorporated in Delaware on February 7, 2013 as the parent company of CFTC. On May 11, 2016, we changed the name of Speedy Group Holdings Corp. to CURO Group Holdings Corp. We similarly changed the names of some of its subsidiaries.

Our directors, including the Founder Holders, executive officers and the FFL Holders, collectively own approximately 75% of our common stock as of March 23, 2018. Following the completion of this offering, our directors, including the Founder Holders, executive officers and the FFL Holders will beneficially own approximately 64% of our outstanding common stock. For additional information on the beneficial ownership of our common stock prior to and immediately after the completion of this offering, see “Selling Stockholders.”

Our principal business office is located at 3527 North Ridge Road, Wichita, Kansas 67205. Our website address is www.curo.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it to be part of this prospectus.

Initial Public Offering

We completed our initial public offering of 6,666,667 shares of common stock on December 11, 2017, at a price of $14.00 per share, which provided net proceeds to us of $81.1 million. On December 7, 2017, our stock began trading on the New York Stock Exchange, or the NYSE, under the symbol “CURO.” In connection with the closing, the underwriters had a 30-day option to purchase up to an additional 1,000,000 shares at the initial public offering price, less the underwriting discount, which they exercised on January 5, 2018. The exercise of this option provided additional net proceeds to us of $13.0 million.

On March 7, 2018, we used a portion of the net proceeds from our initial public offering to redeem $77.5 million of our 12.00% Senior Secured Notes due 2022 and to pay related fees, expenses, premiums and accrued interest. For additional information, see Note 25—Subsequent Events to the consolidated audited financials in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended, which is incorporated by reference herein.

In connection with our initial public offering, we, our executive officers and directors and stockholders agreed with the underwriters of that offering not to dispose of or hedge any of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock from December 6, 2017, the date of the prospectus for our initial public offering, continuing through the date that is 180 days after the date of that prospectus. In connection with this offering, Credit Suisse Securities (USA) LLC and Jefferies LLC have agreed to waive this lock-up restriction with respect to the selling stockholders, which include certain of our officers and directors. This waiver relates only to the sale of shares in this offering and becomes effective at the time of pricing of this offering.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we are not required to engage an auditor to report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act;

•	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”;

•	we are not required to disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation, or to include a compensation committee report, provided we comply with the scaled compensation disclosure rules applicable to smaller reporting companies; and

•	we may take advantage of an extended transition period for complying with new or revised accounting standards, allowing us to delay the adoption of some accounting standards until those standards would otherwise apply to private companies.

We have elected to take advantage of these reduced reporting and other requirements available to us as an emerging growth company. As a result of these elections, the information that we provide or incorporate by reference in this prospectus may be different from the information you may receive from other public companies. In addition, it is possible that certain investors will find our common stock less attractive as a result of our elections, which may result in a less active trading market for our shares and more volatility in our stock price.

We may take advantage of these provisions until we are no longer an emerging growth company. We could remain an emerging growth company until the last day of the fifth fiscal year following the completion of our initial public offering, which occurred on December 11, 2017, or until the earliest of the following: (i) the last day of the first fiscal year in which our total annual gross revenues are at least $1.07 billion; (ii) the date that we become a “large accelerated filer,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur as of the end of the fiscal year in which, among other things, the market value of our voting and non-voting common equity securities held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in nonconvertible debt securities during the preceding three-year period.

The Offering

Common stock offered by the selling stockholders	5,000,000 shares.

Option to purchase additional shares	The underwriters have a 30-day option to purchase up to an additional 750,000 shares of our common stock from certain of the selling stockholders.

Common stock outstanding immediately before and after completion of this offering	45,561,419 shares.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders named in this prospectus.

Dividend policy	See “Dividend Policy” for a discussion of our policy on paying dividends.

NYSE listing symbol	“CURO.”

Risk factors	Investing in our common stock involves substantial risks. You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth and incorporated by reference in this prospectus before deciding to invest in our common stock.

The number of shares of our common stock to be outstanding after this offering is based on 45,561,419 shares outstanding as of March 23, 2018 and excludes:

•	1,946,256 shares of our common stock issuable upon the exercise of options outstanding as of March 23, 2018 at a weighted average price of $3.02 per share;

•	1,549,098 shares of our common stock underlying restricted stock unit awards granted under the CURO Group Holdings Corp. 2017 Incentive Plan, or the 2017 Incentive Plan, as of March 23, 2018;

•	3,450,902 shares of our common stock reserved for future issuance pursuant to our 2017 Incentive Plan as of March 23, 2018;

•	2,500,000 shares of our common stock reserved for future issuance pursuant to our CURO Group Holdings Corp. Employee Stock Purchase Plan, or the Employee Stock Purchase Plan, as of March 23, 2018; and

•	the shares issued upon exercise of stock options by certain of the selling stockholders as further described under “Selling Stockholders” in this prospectus.

Unless we specifically state otherwise, all information in this prospectus assumes:

•	no exercise of outstanding stock options since March 23, 2018;

•	that the public offering price of our shares of common stock will be $24.30 per share, the last reported sale price of our common stock on the NYSE on May 11, 2018; and

•	no exercise by the underwriters of their option to purchase additional shares of common stock from certain of the selling stockholders.

Summary Consolidated Financial and Other Data

Set forth below is our summary consolidated financial and other data as of and for the periods indicated. We have derived the summary consolidated financial and other data as of and for the years ended December 31, 2017, 2016 and 2015 from our audited consolidated financial statements and the accompanying notes thereto incorporated by reference in this prospectus. We have derived the summary consolidated financial and other data as of and for the three month periods ended March 31, 2018 and 2017 from our unaudited consolidated financial statements incorporated by reference in this prospectus and that, in our opinion, include all adjustments, consisting of normal, recurring adjustments, necessary for the fair presentation of such information. Our historical results for any prior period are not necessarily indicative of results we may expect or achieve in any future period. Our results for any interim period are not necessarily indicative of results we may achieve during a full year.

The following information is only a summary and may not be complete. Accordingly, you should read this summary consolidated financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 incorporated by reference in this prospectus.

(in thousands, except per share data)	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2018	2017	2017	2016	2015
Consolidated Statements of Income Data:
Revenue	$261,758	$224,580	$963,633	$828,596	$813,131
Provision for losses	81,031	61,736	326,226	258,289	281,210

Net revenue	180,727	162,844	637,407	570,307	531,921

Cost of providing services
Salaries and benefits	26,918	26,433	105,196	104,541	107,059
Occupancy	13,427	14,095	54,612	54,509	53,288
Office	6,981	4,868	21,402	20,463	19,929
Other costs of providing services	14,400	14,855	54,902	53,617	47,380
Advertising	9,756	7,688	52,058	43,921	65,664

Total cost of providing services	71,482	67,939	288,170	277,051	293,320

Gross margin	109,245	94,905	349,237	293,256	238,601

Operating (income) expense
Corporate, district and other	40,454	32,993	154,973	124,274	130,534
Interest expense	22,349	23,366	82,684	64,334	65,020
Loss (gain) on extinguishment of debt	11,683	12,458	12,458	(6,991)	—
Restructuring	—	—	7,393	3,618	4,291
Goodwill and intangible asset impairment charges	—	—	—	—	2,882

Total operating expense	74,486	68,817	257,508	185,235	202,727
Net income before taxes	34,759	26,088	91,729	108,021	35,874
Provision for income tax expense	11,467	9,450	42,576	42,577	18,105

Net income	$23,292	$16,638	$49,153	$65,444	$17,769

Basic earnings per share	$0.51	$0.44	$1.28	$1.73	$0.47
Diluted earnings per share	$0.49	$0.43	$1.25	$1.69	$0.46

(in thousands, except per share data)	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2018	2017	2017	2016	2015
Non-GAAP Statement of Operations Data and Other Operating Data (unaudited):
Adjusted Net Income(1)	$35,601	$26,477	$79,074	$66,411	$24,656
EBITDA(2)	$61,769	$54,108	$193,250	$191,260	$120,006
Adjusted EBITDA(3)	$75,215	$68,632	$232,215	$189,361	$130,876
Adjusted EBITDA Margin(4)	28.7%	30.6%	24.1%	22.9%	16.1%
Gross Margin Percentage(5)	41.7%	42.3%	36.2%	35.4%	29.3%
Number of stores (at period end)	408	419	407	420	420

Selected Balance Sheet Data (at period end):
Cash	$130,739	$145,803	$162,374	$193,525	$100,561
Gross loans receivable	$389,838	$304,842	$432,837	$286,196	$252,180
Less: allowance for loan losses	(60,886)	(71,601)	(69,568)	(39,192)	(32,948)

Loans receivable, net	$328,952	$233,241	$363,269	$247,004	$219,232

Total assets	$785,381	$715,819	$859,731	$780,798	$666,017
Total liabilities (including debt)	$742,832	$655,452	$852,595	$739,943	$685,399
Total stockholders’ equity (deficit)	$42,549	$60,367	$7,136	$40,855	$(19,382)

(1)	We define Adjusted Net Income as net income plus or minus certain non-cash or other adjusting items. We provide Adjusted Net Income in this prospectus because our management finds it useful in evaluating the performance and underlying operations of our business. We provide a detailed description of Adjusted Net Income and how we use it, including a reconciliation of Net Income to Adjusted Net Income in “Selected Consolidated Financial Data—Supplemental Non-GAAP Financial Information” in this prospectus.
(2)	We define EBITDA as earnings before interest, income taxes, depreciation and amortization. We provide EBITDA in this prospectus because our management finds it useful in evaluating the performance and underlying operations of our business. We provide a detailed description of EBITDA and how we use it, along with a reconciliation of EBITDA to Net income, in “Selected Consolidated Financial Data—Supplemental Non-GAAP Financial Information” in this prospectus.
(3)	We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, plus or minus certain non-cash or other adjusting items. We provide Adjusted EBITDA in this prospectus because our management finds it useful in evaluating the performance and underlying operations of our business. We provide a detailed description of Adjusted EBITDA and how we use it, along with a reconciliation of Adjusted EBITDA to Net Income, in “Selected Consolidated Financial Data—Supplemental Non-GAAP Financial Information” in this prospectus.
(4)	Calculated as Adjusted EBITDA as a percentage of revenue.
(5)	Calculated as Gross Margin as a percentage of revenue.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. While we believe that the risks and uncertainties described below are the material risks currently facing us, additional risks that we do not yet know of or that we currently think are immaterial may also arise and materially affect our business. If any of the following risks materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risks Relating to the Regulation of Our Industry

The CFPB promulgated new rules applicable to our loans that could have a material adverse effect on our business and results of operations.

The CFPB adopted a new rule applicable to payday vehicle title and certain high-cost installment loans in November 2017, which we refer to as the CFPB Rule, with most provisions becoming effective 21 months after this CFPB Rule is published in the Federal Register (August 2019).

This CFPB Rule establishes ability-to-repay, or ATR, requirements for “covered short-term loans,” such as our single-payment loans, and for “covered longer-term balloon-payment loans,” such as our revolving lines of credit, as currently structured. It establishes “penalty fee prevention” provisions that will apply to all of our loans, including our covered short-term loans, covered longer-term balloon-payment loans and our installment loans, which are “covered longer-term loans” under the CFPB Rule.

Covered short-term loans are consumer loans with a term of 45 days or less. Covered longer-term balloon payment loans include consumer loans with a term of more than 45 days where (i) the loan is payable in a single payment, (ii) any payment is more than twice any other payment, or (iii) the loan is a multiple advance loan that may not fully amortize by a specified date and the final payment could be more than twice the amount of other minimum payments. Covered longer-term loans are consumer loans with a term of more than 45 days where (i) the total cost of credit exceeds an annual rate of 36%, and (ii) the lender obtains a form of “leveraged payment mechanism” giving the lender a right to initiate transfers from the consumer’s account. Post-dated checks, authorizations to initiate ACH payments and authorizations to initiate prepaid or debit card payments are all leveraged payment mechanisms under the CFPB Rule. While there are certain coverage exceptions (for example, an exception for typical pawn loans), they do not apply to our loans.

The ATR provisions of the CFPB Rule apply to covered short-term loans and covered longer-term balloon-payment loans but not to covered longer-term loans. Under these provisions, to make a covered short-term loan or a covered longer-term balloon-payment loan, a lender has two options.

•	A “full payment test,” under which the lender must make a reasonable determination of the consumer’s ability to repay the loan in full and cover major financial obligations and living expenses over the term of the loan and the succeeding 30 days. Under this test, the lender must take account of the consumer’s basic living expenses and obtain and generally verify evidence of the consumer’s income and major financial obligations.

•

A “principal-payoff option,” under which the lender may make up to three sequential loans, without engaging in an ATR analysis. The first of these so-called Section 1041.6 Loans in any sequence of Section 1041.6 Loans without a 30-day cooling off period between them is limited to $500, the second is limited to two-thirds of the first and the third is limited to one-third of the first. A lender may not use this option if (1) the consumer had in the past 30 days an outstanding covered short-term loan or an outstanding longer-term balloon-payment loan that is not a Section 1041.6 Loan, or (2) the new Section 1041.6 Loan would result in the consumer having more than six covered short-term loans (including Section 1041.6 Loans) during a consecutive 12-month period or being in debt for more than 90 days on such loans during a consecutive 12-month period. For Section 1041.6 Loans, the lender cannot take vehicle security or structure the loan as open-end credit.

We believe that conducting a comprehensive ATR analysis will be costly and that many of our short-term borrowers will not be able to pass a full payment test. Accordingly, we expect that the full payment test option will have little if any utility for us. The option to make Section 1041.6 Loans using the principal-payoff option may be more viable but the restrictions on these loans under the CFPB Rule will significantly reduce the permitted borrowings by individual consumers. Accordingly, ATR provisions may have an adverse impact on individual customers’ ability to borrow and our business.

The CFPB Rule’s penalty fee prevention provisions, which will apply to all covered loans, may have a greater impact on our operations than the ATR provisions of the CFPB Rule. Under these provisions, if two consecutive attempts to collect money from a particular account of the borrower are unsuccessful due to insufficient funds, the lender cannot make any further attempts to collect from such account unless and until it provides notice of the unsuccessful attempts to the borrower and obtains from the borrower a new and specific authorization for additional payment transfers. Obtaining such authorization will be costly and in many cases not possible.

Additionally, the penalty fee prevention provisions will require the lender generally to give the consumer at least three business days’ advance notice before attempting to collect payment by accessing a consumer’s checking, savings, or prepaid account. These requirements will necessitate revisions to our payment, customer notification, and compliance systems and create delays in initiating automated collection attempts where payments we initiate are initially unsuccessful.

In short, if and when the CFPB Rule goes into effect, the penalty fee prevention provisions will require substantial modifications in our current practices. These modifications would increase costs and reduce revenues. Accordingly, this aspect of the CFPB Rule could have a substantial adverse impact on our results of operations. However, as of the date hereof, these provisions will not become effective before August 2019, and the CFPB Rule remains subject to potential override by disapproval under the Congressional Review Act. Moreover, the current acting or successor director could suspend, delay, modify or withdraw the CFPB Rule. Further, we expect that important elements of the CFPB Rule will be subject to legal attack, including application of the penalty fee provisions to card payments (where issuing banks do not charge penalty fees on declined transactions). Thus, it is impossible to predict whether and when the CFPB Rule (and the penalty fee provisions) will go into effect and, if so, whether and how it (and they) might be modified. While we will make every effort to be in compliance with the new CFPB Rule by August 2019, we make no assurances that we will be fully compliant by the time the rule becomes effective.

In January 2018, the CFPB announced that it intends to engage in a rulemaking process to reconsider the CFPB Rule pursuant to the Administrative Procedure Act (APA). On April 9, 2018, the Community Financial Services Association of America (CFSA) and the Consumer Service Alliance of Texas filed a lawsuit against the CFPB in the U.S. District Court for the Western District of Texas, Austin Division, seeking to invalidate the CFPB Rule. The lawsuit alleges that the rule violates the APA because it exceeds the Bureau’s statutory authority and is arbitrary, capricious, and unsupported by substantial evidence. The lawsuit also argues that the CFPB’s structure is unconstitutional under the Constitution’s separation of powers because the agency’s powers are concentrated in a single, unchecked director who is improperly insulated from both presidential supervision and congressional appropriation, and hence unaccountable to the American people.

Our industry is strictly regulated everywhere we operate, and these regulations could have an adverse effect on our business and results of operations.

We are subject to substantial regulation everywhere we operate. In the United States and Canada, our business is subject to a variety of statutes and regulations enacted by government entities at the federal, state or provincial, and municipal levels. In the United Kingdom, we are subject to statutes and regulations enacted by the U.K. government, as well as directly applicable European Union legislation. These regulations affect our business in many ways, and include regulations relating to:

•	the amount we may charge in interest rates and fees;

•	the terms of our loans (such as maximum and minimum durations), repayment requirements and limitations, number and frequency of loans, maximum loan amounts, renewals and extensions, required repayment plans and reporting and use of state-wide databases;

•	underwriting requirements;

•	collection and servicing activity, including initiation of payments from consumer accounts;

•	the establishment and operation of credit services organizations or credit access businesses, which we refer to as CSOs and CABs in this prospectus;

•	licensing, reporting and document retention;

•	unfair, deceptive and abusive acts and practices;

•	non-discrimination requirements;

•	disclosures, notices, advertising and marketing;

•	loans to members of the military and their dependents;

•	requirements governing electronic payments, transactions, signatures and disclosures;

•	check cashing;

•	money transmission;

•	currency and suspicious activity recording and reporting;

•	privacy and use of personally identifiable information and consumer data, including credit reports;

•	anti-money laundering and counter-terrorist financing requirements, including currency and suspicious transaction recording and reporting;

•	posting of fees and charges; and

•	repossession practices in certain jurisdictions where we operate as a title lender, including requirements regarding notices and prompt remittance of excess proceeds for the sale of repossessed automobiles.

We provide a more detailed description of the regulations to which we are subject and the regulatory environment in the jurisdictions in which we operate under “Part I, Item 1. Business—Regulatory Environment and Compliance” in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended, incorporated by reference in this prospectus.

These regulations affect our business in many ways, including affecting the loans and other products we can offer, the prices we can charge, the other terms of our loans and other products, the customers to whom we are allowed to lend, how we obtain our customers, how we communicate with our customers, how we pursue repayment of our loans, and many others. Consequently, these restrictions adversely affect our loan volume, revenues, delinquencies and other aspects of our business, including our results of operations.

If we fail to adhere to applicable laws and regulations, we could be subject to fines, civil penalties and other relief that could adversely affect our business and results of operations.

The governmental entities that regulate our business have the ability to sanction us and obtain redress for violations of these regulations, either directly or through civil actions, in a variety of different ways, including:

•	ordering remedial or corrective actions, including changes to compliance systems, product terms, and other business operations;

•	imposing fines or other monetary penalties, including for substantial amounts;

•	ordering the payment of restitution, damages or other amounts to customers, including multiples of the amounts charged;

•	disgorgement of revenue or profit from certain activities;

•	imposing cease and desist orders, including orders requiring affirmative relief, targeting specific business activities;

•	subjecting our operations to additional regulatory examinations during a remediation period;

•	changes to our U.K. business practices in response to the requirements of the Financial Conduct Authority;

•	revocation of licenses to operate in a particular jurisdiction;

•	ordering the closure of one or more stores; and

•	other consequences.

Many of the government entities that regulate us have the authority to examine us on a regular basis to determine whether we are complying with applicable laws and regulations and to identify and sanction non-compliance. In the United States, the Consumer Financial Protection Bureau, or CFPB, conducts examinations of our business, which include inspecting our books and records and inquiring about our business practices and policies, such as our marketing practices, loan application and origination practices, electronic payment practices, collection practices, and our supervision of our third-party service providers. The CFPB commenced its first examination of us in 2014 and issued its final report of examination in September 2015. The 2014 examination had no material impact on our financial condition or results of operations. The CFPB commenced its second examination of us in February 2017, and completed the related field work in June 2017. The scope of the 2017 examination included a review of our Compliance Management System, our substantive compliance with applicable federal laws, and matters requiring attention. The 2017 examination had no material impact on our financial condition or results of operations, and we received the final CFPB Examination Report in February 2018.

During 2017, it was determined that a limited universe of borrowers may have incurred bank overdraft or non-sufficient funds fees because of possible borrower confusion about certain electronic payments we initiated on their loans. As a result, we have decided to reimburse those fees through payments or credits against outstanding loan balances, subject to per-customer dollar limitations, upon receipt of (i) claims from potentially affected borrowers stating that they were in fact confused by our practices and (ii) bank statements from such borrowers showing they incurred these fees at a time that they might reasonably have been confused about our practices. We have recorded a $2.0 million liability for this matter.

Additionally, we also decided that, in June 2018, we will discontinue the use of secondary payment cards for affected borrowers who do not explicitly reauthorize the use of secondary payment cards. For these borrowers, in the event we cannot obtain payment through the bank account or payment card listed on the borrower’s application, we will need to rely exclusively on other collection methods such as delinquency notices and/or collection calls. The discontinuation for affected borrowers of our current use of secondary cards will increase collections costs and reduce collections effectiveness.

We are subject to these types of examinations and audits on an ongoing basis from federal, state and provincial regulators. These examinations and audits increase the likelihood that any failure to comply (or perceived failure to comply) with applicable laws and regulations will be identified and sanctioned. For example, the California Finance Lenders Law caps rates on loans under $2,500 but imposes no limit on loans valued $2,500 or higher. The California Department of Business Oversight (“DBO”) is currently evaluating whether—contrary to both our practice and our understanding of general industry practice—the interest rate cap applies to loans in an original principal amount of $2,500 or more that are partially prepaid shortly after origination to reduce the principal balance to $2,500 or less. We provided the DBO with a detailed submission on this issue in September 2016. The DBO has recently indicated that it plans to discuss this matter with us. We cannot assess at this time whether these discussions will lead to a resolution of this matter, the terms of any resolution, and/or whether the DBO will initiate any proceeding against us.

If we fail to comply with federal, state, provincial or local laws and regulations, or if supervisory or enforcement authorities believe we have failed to comply, we could suffer any of the actions listed above, including fines, penalties, consumer redress, disgorgement of profits, adverse changes to our business and being forced to cease operations in applicable jurisdictions. Any of these could have a material adverse effect on our business and results of operations. Our compliance with applicable laws and regulations could also be challenged in class action lawsuits that could adversely affect our business and results of operations.

In addition to the anticipated refund offer, at least in part to meet CFPB expectations, we have made in recent years, and are continuing to make, certain enhancements to our compliance procedures and consumer disclosures. For example, we are in the process of evaluating our payment practices. Even in advance of the effective date of the CFPB Rule (and even if the CFPB Rule does not become effective), it is possible that we will make changes to these practices in a manner that will increase costs and/or reduce revenues.

The regulations to which we are subject change from time to time, and future changes, including some that have been proposed, could restrict us in ways that adversely affect our business and results of operations.

The laws and regulations to which we are subject change from time to time, and there has been a general increase in the volume and burden of laws and regulations that apply to us in the jurisdictions in which we operate, at the federal, state, provincial and municipal levels. We describe certain proposed laws and regulations that could apply to our business in greater detail under “Part I. Item 1, Business” in our Annual Report on Form 10-K for the year ended December 31, 2017 as amended, incorporated by reference in this prospectus.

At the U.S. federal level for example, in 2017 the CFPB adopted the CFPB Rule and a final rule prohibiting the use of mandatory arbitration clauses with class action waivers in consumer financial services contracts, or the CFPB Anti-Arbitration Rule. Congress overturned the CFPB Anti-Arbitration Rule on October 24, 2017, and the President signed the joint resolution on November 1, 2017 to repeal the rule. Additionally, the CFPB has announced tentative plans to propose rules affecting debt collection, debt accuracy and verification. Also, during the past few years, legislation, ballot initiatives and regulations have been proposed or adopted in various states that would prohibit or severely restrict our short-term consumer lending. We, along with others in the short-term consumer loan industry, intend to continue to inform and educate federal, state and local legislators and regulators and to oppose legislative or regulatory actions and ballot initiatives that would prohibit or severely restrict short-term consumer loans. Nevertheless, if changes in law with that effect were taken nationwide or in states in which we have a significant number of stores, such changes could have a material adverse effect on our loan-related activities and revenues.

In Canada, most of the provinces have proposed or enacted legislation or regulations that limit the amount that lenders offering single-pay loans may charge or that limit certain business practices of single-pay lenders. Some provinces have also proposed or enacted legislation or regulations that impose a higher regulatory burden on installment loans or open-end loans that are determined to be “high cost.” In the United Kingdom, Parliament and the applicable regulatory bodies have been expanding laws and regulations applicable to our industry, including proposals that would expand rules of conduct and similar duties of responsibility to certain senior managers and other employees of our businesses and that could change the price cap applicable to certain consumer loans, including the scope of loans subject to the cap. There are also forthcoming regulatory changes due to come into force in 2018 relating to the implementation of new EU data protection and anti-money laundering laws in the United Kingdom, to replace or supplement U.K. legislation in these areas. Compliance with the new regulations is expected to be more onerous than the existing regime.

We expect that the interest in increasing the regulation of our industry will continue. It is possible that the laws and regulations currently proposed, or other future laws and regulations, will be enacted and will adversely affect our pricing, product mix, compliance costs, or other business activities in a way that is detrimental to our results of operations.

Existing or new local regulation of our industry could adversely affect our business and results of operations.

In recent years, a number of local laws have been passed by municipalities that regulate aspects of our business. For example, a number of municipalities have sought to use zoning and occupancy regulations to limit consumer lending storefronts. If additional local laws are passed that affect our business, this could materially restrict our business operations, increase our compliance costs or exacerbate the risks associated with the complexity of our regulatory environment.

Approximately 45 different Texas municipalities have enacted ordinances that regulate aspects of products offered under our credit access business or CAB programs, including loan sizes and repayment terms. The Texas ordinances have forced us to make substantial changes to the loan products we offer and have resulted in litigation initiated by the City of Austin challenging the terms of our modified loan products. We believe that: (i) the Austin ordinance (like its counterparts elsewhere in the state) conflicts with Texas state law and (ii) our product in any event complies with the ordinance, when it is properly construed. The Austin Municipal Court agreed with our position that the ordinance conflicts with Texas law and, accordingly, did not address our second argument. In September 2017, the Travis County court reversed this decision and remanded the case to the Municipal Court for further proceedings consistent with its opinion (including, presumably, a decision on our second argument). However, in October 2017 we appealed the County Court’s decision. Accordingly, we will not have a final determination of the lawfulness of our CAB program under the Austin ordinance (and similar ordinances in other Texas cities) for some time. A final adverse decision could potentially result in material monetary liability in Austin and elsewhere and would force us to restructure the loans we arrange in Texas.

The regulatory environment in which we operate is very complex, which increases our costs of compliance and the risk that we may fail to comply in ways that adversely affect our business.

The regulatory environment in which we operate is very complex, with applicable regulations being enacted by multiple agencies at each level of government. Accordingly, our regulatory requirements, and consequently, the actions we must take to comply with regulations, vary considerably among the many jurisdictions where we operate. Managing this complex regulatory environment is difficult and requires considerable compliance efforts. It is costly to operate in this environment, and it is possible that our costs of compliance will increase materially over time. This complexity also increases the risks that we will fail to comply with regulations in a way that could have a material adverse effect on our business and results of operations.

Judicial decisions could potentially render our arbitration agreements unenforceable.

We include pre-dispute arbitration provisions in our loan agreements. These provisions are designed to allow us to resolve any customer disputes through individual arbitration rather than in court. Our arbitration provisions explicitly provide that all arbitrations will be conducted on an individual and not on a class basis. Thus, our arbitration agreements, if enforced, have the effect of shielding us from class action liability.

In July 2017, the CFPB issued the CFPB Anti-Arbitration Rule, designed to prohibit the use of mandatory arbitration clauses with class action waivers in agreements for consumer financial services products, effective as to agreements entered into on or after March 19, 2018. However, the Anti-Arbitration Rule was overturned by Congress on October 24, 2017, and the President signed the joint resolution on November 1, 2017 to repeal the rule. Pursuant to the Congressional Review Act, substantially similar rules may only be reissued with specific legislative authorization.

Our use of pre-dispute arbitration provisions will remain dependent on whether courts continue to enforce these provisions. We take the position that the Federal Arbitration Act, or the FAA, requires that arbitration agreements containing class action waivers of the type we use be enforced in accordance with their terms. In the past, a number of courts, including the California and Nevada Supreme Courts, have concluded that arbitration agreements with class action waivers are “unconscionable” and hence unenforceable, particularly where a small dollar amount is in controversy on an individual basis. However, in April 2011, the U.S. Supreme Court in a 5-4 decision in AT&T Mobility v. Concepcion held that the FAA preempts state laws that would otherwise invalidate consumer arbitration agreements with class action waivers. Our arbitration agreements differ in some respects from the agreement at issue in Concepcion, and some courts have continued since Concepcion to find reasons to find arbitration agreements unenforceable. Thus, it is possible that one or more courts could use the differences between our arbitration agreements and the agreement at issue in Concepcion as a basis for a refusal to enforce our arbitration agreements, particularly if such courts are hostile to our kind of lending or to pre-dispute mandatory consumer arbitration agreements. Further, it is possible that a change in composition at the U.S. Supreme Court, including the replacement of Justice Scalia by Justice Gorsuch, could result in a change in the U.S. Supreme Court’s treatment of arbitration agreements under the FAA. If our arbitration agreements were to become unenforceable for some reason, we could experience an increase in our costs to litigate and settle customer disputes and our exposure to potentially damaging class action lawsuits, with a potential material adverse effect on our business and results of operations.

Current and future legal, class action and administrative proceedings directed towards our industry or us may have a material adverse impact on our results of operations, cash flows and financial condition.

We have been the subject of administrative proceedings and lawsuits in the past, and may be involved in future proceedings, lawsuits or other claims. Other companies in our industry have also been subject to regulatory proceedings, class action lawsuits and other litigation regarding the offering of consumer loans. We could be adversely affected by interpretations of state, federal, foreign and provincial laws in those legal and regulatory proceedings, even if we are not a party to those proceedings. We anticipate that lawsuits and enforcement proceedings involving our industry, and potentially involving us, will continue to be brought in the future.

We may incur significant expenses associated with the defense or settlement of current or future lawsuits, the potential exposure for which is uncertain. The adverse resolution of legal or regulatory proceedings, whether by judgment or settlement, could force us to refund fees and interest collected, refund the principal amount of advances, pay damages or other monetary penalties or modify or terminate our operations in particular local, state, provincial or federal jurisdictions. The defense of such legal proceedings, even if successful, requires significant time and attention from our senior officers and other management personnel that would otherwise be spent on other aspects of our business, and requires the expenditure of substantial amounts for legal fees and other related costs. Settlement of proceedings may also result in significant cash payouts, foregoing future revenues and modifications to our operations. Additionally, an adverse judgment or settlement in a lawsuit or regulatory proceeding could in certain circumstances provide a basis for the termination, non-renewal, suspension or denial of a license required for us to do business in a particular jurisdiction (or multiple jurisdictions). A sufficiently serious violation of law in one jurisdiction or with respect to one product could have adverse licensing consequences in other jurisdictions and/or with respect to other products. Thus, legal and enforcement proceedings could have a material adverse effect on our business, future results of operations, financial condition and ability to service our debt obligations.

Public perception of our business and products as being predatory or abusive could negatively affect our business, results of operations and financial condition.

Certain consumer advocacy groups, politicians, government officials and media organizations promote the view that short-term single-payment loans and other alternative financial services like those we offer are predatory or abusive toward consumers. Widespread adoption of this opinion could potentially have negative consequences for our business, including lawsuits, adverse legislative or regulatory changes, difficulty attracting and retaining qualified employees, decreased demand for our products and services and reluctance or refusal of other parties, such as banks or other electronic payment processors, to transact business with us. These consequences could have a material adverse impact on our business and results of operations.

Material modifications of U.S. laws and regulations and existing trade agreements by the new U.S. presidential administration could adversely affect our business, financial condition and results of operations.

The U.S. presidential administration may initiate significant changes in U.S. laws and regulations and existing international trade agreements, including the North American Free Trade Agreement, and these changes could affect a wide variety of industries and businesses, including those businesses we own and operate. It remains unclear what the new U.S. presidential administration will do, if anything, with respect to existing laws, regulations or trade agreements. If the new presidential administration materially modifies U.S. laws and regulations and international trade agreements this could adversely affect our business and results of operations.

Risks Relating to Our Business

Our substantial indebtedness could adversely affect our business, results of operations and financial condition.

As of March 31, 2018 and December 31, 2017, we had approximately $644.9 million and $729.6 million of total gross debt outstanding, respectively. Our high level of indebtedness could have significant effects on our business, including the following:

•	it may be more difficult for us to satisfy our financial obligations;

•	our ability to obtain additional financing for working capital, capital expenditures, strategic acquisitions or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to pay interest on our debt, which reduces funds available to use for operations, invest in our business, pay dividends to our shareholders and use for other purposes;

•	we could be at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	the terms of our debt restricts our ability to pay dividends; and

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited.

For instance, as described above, if future changes in regulations affecting our products or services are enacted, they could adversely impact current product offerings or alter the economic performance of our existing products and services. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives.

If our cash flows and capital resources are insufficient to fund our debt service obligations, or if we confront regulatory uncertainty in our industry or challenges in debt capital markets, we may not be able to refinance our indebtedness prior to maturity on favorable terms, or at all. In addition, prevailing interest rates or other factors at the time of refinancing could increase our interest or other debt capital expense. A refinancing of our indebtedness could also require us to comply with more onerous covenants and restrictions on our business operations. If we are unable to refinance our indebtedness prior to maturity we will be required to pursue alternative measures that could include restructuring our current indebtedness, selling all or a portion of our business or assets, seeking additional capital, reducing or delaying capital expenditures or taking other steps to address obligations under the terms of our indebtedness.

Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, or to fund other liquidity needs. If we do not have enough funds, we may be required to refinance all or part of our then existing debt, sell assets or borrow more funds, which we may not be able to accomplish on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

Because we depend in large part on third-party lenders to provide the cash needed to fund our loans, an inability to affordably access third-party financing could adversely affect our business.

Our principal sources of liquidity to fund the loans we make to our customers are cash provided by operations, funds from third-party lenders under our CSO programs and our Non-Recourse U.S. SPV Facility, which finances the origination of eligible U.S. Unsecured and Secured Installment Loans. However, we cannot guarantee we will be able to secure additional operating capital from third-party lenders or refinance our existing revolving credit facilities on reasonable terms or at all. As the volume of loans that we make to customers increases, or if provision for losses or expenses rise due to various factors, we may have to expand our borrowing capacity on our existing Non-Recourse U.S. SPV Facility (as discussed below) or add new sources of capital. The availability of these financing sources depends on many factors, some of which lie outside of our control. In the event of a sudden or unexpected shortage of funds in the banking system or capital markets, we may not be able to maintain necessary levels of funding without incurring high funding costs, suffering a reduction in the term of funding instruments or having to liquidate certain assets. If our cost of borrowing increases or we are unable to arrange new or alternative methods of financing on favorable terms, we may have to curtail our origination of loans, which could adversely affect our business and results of operations.

We may be unable to protect our proprietary technology and analytics or keep up with that of our competitors.

The success of our business depends to a significant degree upon the protection of our proprietary technology, including our proprietary credit and fraud scoring models, which we use for pricing loans. We seek to protect our intellectual property with non-disclosure agreements we sign with third parties and employees and through standard measures to protect trade secrets. We also implement cybersecurity policies and procedures to prevent unauthorized access to our systems and technology. However, we may be unable to deter misappropriation of our proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Our employees, including those working on our Curo Platform, have not been required to execute agreements assigning us proprietary rights to technology developed in the scope of their employment, although we intend to have employees sign such agreements in the future. Additionally, while we currently have a number of registered trademarks and pending applications for trademark registration, we do not own any patents or copyrights with respect to our intellectual property.

If competitors learn our trade secrets (especially with regard to our marketing and risk management capabilities), others attempt to acquire patent protection of algorithms similar to ours, or our employees attempt to make commercial use of the technology they develop for us, it could be difficult to successfully prosecute to recover damages. Additionally, a third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. The pursuit of a claim against a third party or employee for infringement of our intellectual property could be costly, and there can be no guarantee that any such efforts would be successful. If we are unable to protect our software and other proprietary intellectual property rights, or to develop technologies that are as adaptive to changing consumer trends or appealing to consumers as the technologies of our competitors, we could face a disadvantage relative to our competitors.

Any disruption in the availability of our information technology systems could adversely affect our business operations.

We rely heavily upon our Curo Platform in almost every aspect of our business, including to process customer transactions, provide customer service, determine loan amounts, manage collections, account for our business activities, support regulatory compliance and to generate the reporting used by management for analytical, loss management and decision-making purposes. Our store and online platform is part of an integrated data network designed to manage cash levels, facilitate underwriting decisions, reconcile cash balances and report revenue and expense transaction data. Our Curo Platform could be disrupted and become unavailable due to a number of factors, including power outages, a failure of one or more of our information technology, telecommunications or other systems, and cyber-attacks on or sustained disruptions of these systems. Our back-up systems and security measures could fail to prevent a disruption in the availability of our information technology systems. A disruption in our Curo platform could prevent us from performing fundamental aspects of our business, including loan underwriting, customer service, payments and collections, internal reporting, and regulatory compliance.

If we do not effectively price the credit risk of our prospective or existing customers, our operating results and financial condition could be materially and adversely impacted.

Our business has much higher rates of charge-offs than traditional lenders. Accordingly, we must price our loan products to take into account the credit risks of our customers. In deciding whether to extend credit to prospective customers and the terms on which to provide that credit, including the price, we rely heavily on the credit models in our proprietary Curo Platform. These models take into account, among other things, information from customers, third parties and an internal database of loan records gathered through monitoring the performance of our customers over time. Any failure of our Curo Platform to effectively price credit risk could lead to higher-than-anticipated customer defaults, which could lead to higher charge-offs and losses for us, or overpricing, which could lead us to lose customers. Our models could become less effective over time, receive inaccurate information or otherwise fail to accurately estimate customer losses in certain circumstances. If we are unable to maintain and improve the credit models in our proprietary Curo Platform, or if they do not perform up to target standards, they may fail to adequately predict the creditworthiness of customers or to assess prospective customers’ financial ability to repay their loans. This could further hinder our growth and have an adverse effect on our business and results of operations.

If the information provided by customers or third parties to us is inaccurate, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our lending decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, our scoring may not accurately reflect the associated risk. In addition, data provided by third-party sources is a significant component of our scoring of loan applications and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business and operating results. In addition, we use identity and fraud check analyzing data provided by external databases to authenticate each customer’s identity. There is a risk, however, that these checks could fail, and fraud may occur. We may not be able to recoup funds underlying loans made in connection with inaccurate statements, omissions of fact or fraud, in which case our revenue, operating results and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negatively impact our operating results, brand and reputation and require us to take steps to reduce fraud risk, which could increase our costs.

Improper disclosure of customer personal data, including by means of a cyber-attack, could result in liability and harm our reputation. Cybersecurity risks and security breaches, in general, could result in increasing costs in an effort to minimize those risks and to respond to cyber incidents.

We store and process large amounts of personally identifiable information, including data that is considered sensitive customer information. We believe that we maintain adequate policies and procedures, including antivirus and malware software and access controls, and use appropriate safeguards to protect against attacks. It is possible that our security controls over personal data, our training of employees and other practices we follow may not prevent the improper disclosure of personally identifiable information. Such disclosure could harm our reputation and subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue.

In addition, we are subject to cybersecurity risks and security breaches, which could result in the unauthorized disclosure or appropriation of customer data. To date none of these actual or attempted cyberattacks has had a material effect on our operations or financial condition. However, we may not be able to anticipate or implement effective preventive measures against these types of security breaches, especially because the techniques change frequently or are not recognized until launched. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Actual or anticipated attacks and risks may cause us to incur increasing expenses, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. It is also possible that our protective measures would fail to prevent a cyber-attack and the resulting disclosure or appropriation of customer data. A significant data breach could harm our reputation, diminish our customer confidence and subject us to significant legal claims, any of which may contribute to a loss of customers and have a material adverse effect on us.

In addition, federal and some state regulators are considering promulgating rules and standards to address cybersecurity risks and many U.S. states have already enacted laws requiring companies to notify individuals of data security breaches involving their personal data. In the United Kingdom, U.K. businesses are presently subject to the Data Protection Act 1998, which requires that appropriate technical and organizational measures shall be taken against unauthorized or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data. As a result of its membership in the EU, U.K. businesses are subject to directly applicable European Regulation in respect of personal data, U.K. businesses will be required to comply with new obligations from May 25, 2018, which will impose greater responsibility, and the U.K. government has indicated that it is to enact direct U.K. laws applicable after Brexit to similar effect, which will require companies to notify individuals of most data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and may lead to widespread negative publicity, which may cause customers to lose confidence in the effectiveness of our data security measures.

The failure of third parties who provide products, services or support to us could disrupt our operations or result in a loss of revenue.

Some of our lending activity depends in part on support we receive from unaffiliated third parties. This includes third-party lenders who make loans to our customers under our CSO programs as well as other third parties that provide services to facilitate lending, loan underwriting and payment processing in our online lending consumer loan channels. The loss of our relationship with any of these third parties and an inability to replace them, or the failure of these third parties to maintain quality and consistency in their programs or services or to have the ability to provide their products and services, could cause us to lose customers and substantially decrease the revenue and earnings of our business. Our revenue and earnings could also be adversely affected if any of those third-party providers make material changes to the products or services that we rely on. We also use third parties to support and maintain certain of our communication systems and information systems. If a third-party provider fails to provide its products or services, makes material changes to such products and services, does not maintain its quality and consistency or fails to have the ability to provide its products and services, our operations could be disrupted.

In Texas and Ohio, we rely on third-party lenders to conduct business.

In Texas and Ohio we operate as a CSO, also known as a credit services organization, or a credit access business, also known as a CAB, arranging for unrelated third parties to make loans to our customers. During the three months ended March 31, 2018 and years ended December 31, 2017 and 2016, our CSO programs in Texas and Ohio generated revenues of $64.6 million and $4.4 million, $237.9 million and $18.2 million, and $205.7 million and $9.2 million, respectively. There are a limited number of third-party lenders that make these types of loans and there is significant demand and competition for the business of these companies. These third parties rely on borrowed funds in order to make consumer loans. If these third-parties lose their ability to make loans or become unwilling to make loans to us and we are unable to find another third party lender, we would be unable to continue offering loans in Texas and Ohio as a CSO, which would prevent us from receiving revenue from these activities. This would adversely affect our revenue and results of operations.

Our core operations are dependent upon maintaining relationships with banks and other third-party electronic payment solutions providers. Any inability to manage cash movements through the banking system or the Automated Clearing House, or ACH, system would materially impact our business.

We maintain relationships with commercial banks and third-party payment processors. These entities provide a variety of treasury management services including providing depository accounts, transaction processing, merchant card processing, cash management, and ACH processing. We rely on commercial banks to receive and clear deposits, provide cash for our store locations, perform wire transfers and ACH transactions and process debit card transactions. We rely on the ACH system to deposit loan proceeds into customer bank accounts and to electronically withdraw authorized payments from those accounts. It has been reported that the U.S. Department of Justice and the Federal Deposit Insurance Corporation, as well as other federal regulators, have taken or threatened actions, commonly referred to as “Operation Choke Point,” intended to discourage banks and other financial services providers from providing access to banking and third-party payment processing services to lenders in our industry. We can give no assurances that actions akin to Operation Choke Point will not intensify or resume, or that the effect of such actions against banks and/or third-party payment processors will not pose a future threat to our ability to maintain relationships with commercial banks and third-party payment processors. The failure or inability of retail banks and/or third-party payment providers to continue to provide services to us could adversely affect our operations if we are unable or unsuccessful in replacing those providers with comparable service providers.

Because we maintain a significant supply of cash in our stores, we may be subject to cash shortages due to employee and third-party theft and errors. We also may be subject to liability as a result of crimes at our stores.

Our business requires us to maintain a significant supply of cash in each of our stores. As a result, we are subject to the risk of cash shortages resulting from theft and errors by employees and third parties. Although we have implemented various programs in an effort to reduce these risks, maintain insurance coverage for theft and utilize various security measures at our facilities, it is possible that employee and third-party theft and errors will occur in material amounts. Cash shortages from employee and third-party theft and errors were $0.2 million (0.08% of consolidated revenue), $0.3 million (0.03% of consolidated revenue) and $0.6 million (0.07% of consolidated revenue) in the three months ended March 31, 2018 and years ended December 31, 2017 and 2016, respectively. The extent of our cash shortages could increase as we expand the nature and scope of our products and services. Although we have experienced break-ins by third parties at our stores in the past, none of these has had, either individually or in the aggregate, a material adverse impact on our operations. Going forward, theft and errors could lead to cash shortages and could adversely affect our business, prospects, results of operations and financial condition. It is also possible that violent crimes such as armed robberies may be committed at our stores. We could experience liability or adverse publicity arising from such crimes. For example, we may be liable if an employee, customer or bystander suffers bodily injury or other harm. Any such event may have a material adverse effect on our business, prospects, results of operations and financial condition.

If our allowance for loan losses is not adequate to absorb our actual losses, our results of operations and financial condition may be adversely affected.

We face the risk that our customers will fail to repay their loans in full. We maintain an allowance for loan losses for estimated probable losses on company-funded loans and loans in default. See Note 1, “Summary of Significant Accounting Policies and Nature of Operations” of our Notes to Consolidated Financial Statements incorporated by reference in this prospectus for factors considered by management in estimating the allowance for loan losses. We also maintain a credit services guarantee liability for estimated probable losses on loans funded by unrelated third-party lenders under our CSO programs, but for which we are responsible. As of March 31, 2018 and December 31, 2017, the sums of our aggregate reserves and allowances for losses on loans and guarantee liability not in default (including loans funded by unrelated third-party lenders under our CSO programs) were $71.3 million and $87.4 million, respectively. This reserve, however, is an estimate. Actual losses are difficult to forecast, especially if such losses stem from factors beyond our historical experience, and unlike traditional banks, we are not subject to periodic review by bank regulatory agencies of our allowance for loan losses. As a result, our allowance for loan losses may not be comparable to that of traditional banks subject to regulatory oversight or sufficient to cover actual losses. If actual losses are greater than our reserve and allowance, our results of operations and financial condition could be adversely affected.

Adverse economic conditions could cause demand for our loan products to decline or make it more difficult for our customers to make payments on our loans and increase our default rates.

We derive the majority of our revenue from consumer lending. Factors that may influence demand for our products and services include macroeconomic conditions, such as employment, personal income and consumer sentiment. Our underwriting standards require, among other things, our customers to have a steady source of income as a prerequisite for making a loan. Therefore, if unemployment increases among our customer base, the number of loans we originate will likely decline and the number of loan defaults could increase. Additionally, if consumers become more pessimistic regarding the outlook for the economy and therefore spend less and save more, demand for consumer loans in general may decline. Accordingly, poor economic conditions could adversely affect our business and results of operations.

If negative assertions regarding businesses like ours become widespread, they could reduce demand for our loan products.

Negative press coverage and efforts of special interest groups to persuade customers that the consumer loans and other alternative financial services provided by us are predatory and abusive could also negatively affect demand for our products and services. If consumers accept this negative characterization of our business or our products on a widespread basis, demand for our loans could significantly decline, which would negatively affect our revenues and results of operations. Should we fail to adapt to significant changes in our customers’ demand for our products or services, our revenues could decrease significantly and our results of operations could be harmed. Even if we do make changes to existing products or services or introduce new products or services to fulfill changing customer demands, our customers may resist or reject such products or services.

Our business and results of operations may be adversely affected if we are unable to manage our growth effectively.

There can be no assurance that we will be able to successfully grow our business or that our current business, results of operations and financial condition will not suffer if we fail to prudently manage our growth.

Failure to grow the business and generate estimated future levels of cash flow could inhibit our ability to service our debt obligations. Our expansion strategy, which contemplates disciplined growth in Canada and the United States, increasing the market share of our online operations, selectively expanding our offering of installment loans and potential expansion in other international markets, is subject to significant risks. The profitability of our current operations and any future growth is dependent upon a number of factors, including the ability to obtain and maintain financing to support these opportunities, the ability to hire, train and retain an adequate number of qualified employees, the ability to obtain and maintain any required regulatory permits and licenses and other factors, some of which are beyond our control, such as the continuation of favorable regulatory and legislative environments. Imprudent or poor investments could drain our capital resources and negatively impact our liquidity. As a result, the profitability of our current operations could suffer if our growth strategy is not successfully implemented.

The failure to successfully integrate newly acquired businesses into our operations could negatively impact our profitability.

From time to time, we may consider opportunities to acquire other products or technologies that may enhance our product platform or technology, expand the breadth of our markets or customer base, or advance our business strategies. The success of the acquisitions we have completed, as well as future acquisitions is, and will continue to be, dependent upon our ability to effectively integrate the management, operations and technology of acquired businesses into our existing management, operations and technology platforms. Integration can be complex, expensive and time-consuming. The failure to successfully integrate acquired businesses into our organization in a timely and cost-effective manner could materially adversely affect our business, prospects, results of operations and financial condition. It is also possible that the integration process could result in the loss of key employees, the disruption of ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties or our ability to achieve the anticipated benefits of such acquisitions and could harm our financial performance. We do not know if we will be able to identify acquisitions we deem suitable, whether we will be able to successfully complete any such acquisitions on favorable terms or at all, or whether we will be able to successfully integrate any acquired products or technologies. Additionally, an additional risk inherent in any acquisition is that we fail to realize a positive return on our investment.

Indemnifications associated with assumed liabilities of acquired entities may be insufficient to cover our exposures to litigation and settlement costs.

In 2011, we completed the acquisition of Cash Money Group, Inc., or Cash Money. While the agreement governing our Cash Money acquisition provides us with limited indemnification for litigation and settlement costs for activities related to Cash Money’s operations prior to the acquisition of Cash Money, our recourse with respect to those matters is limited to set-off against a C$7.5 million escrow note. Through March 31, 2018, we have set off approximately C$4.2 million of class action settlement costs and related expenses, and C$0.3 million of tax indemnification amounts against the escrow note. The balance of this escrow note is included in the Consolidated Balance Sheets as Subordinated Shareholder Debt.

In August 2012, we completed the acquisition of The Money Store, L.P., which operated under the name The Money Box® Check Cashing, or The Money Box. The Money Box acquisition agreement provides us with limited indemnification for certain matters related to The Money Box’s operations prior to the date of the acquisition of The Money Box; however, our recovery is limited in most cases to an aggregate amount of $2.4 million and our ability to make claims is subject to certain time limitations. To date, no indemnification payments have been made or claimed under The Money Box acquisition agreement.

In 2013, we completed the acquisition of Wage Day Advance Limited, or Wage Day. The Wage Day acquisition agreement provides us with limited indemnification for certain matters related to Wage Day’s operations prior to the date of the Wage Day acquisition. To date, no indemnification payments or claims have been made under this provision.

These indemnifications provide us with only limited recourse against the sellers of these businesses in the event we incur substantial costs in connection with actions occurring prior to our acquisition of the businesses. The agreements limit the amount we can recover, limit the causes of action for which we can pursue recovery, and place other restrictions on our ability to recover for such losses. Accordingly, if we incur substantial costs for issues arising prior to our acquisitions of these businesses, our financial position and results of operations may be adversely affected.

If we lose key management or are unable to attract and retain the talent required to operate and grow our business or if we are required to substantially increase our labor costs to attract and retain qualified employees, our business and results of operations could be adversely affected.

Our continued growth and future success will depend on our ability to retain the members of our senior management team, who possess valuable knowledge of, and experience with, the legal and regulatory environment of our industry, who have experience operating in our international markets and who have been instrumental in developing our strategic plans and procuring capital to enable the pursuit of those plans. The loss of the services of one or more members of senior management and our inability to attract new skilled management could harm our business and future development. We do not maintain any key man insurance policies with respect to any senior management or employees.

Labor costs represent a significant portion of our total expenses. If we are required to substantially increase our labor costs in order to attract or retain a sufficient number of qualified employees for our current operations, we may not be able to operate our business in a cost-effective manner. We also believe having experienced employees and staff continuity in our stores is an important contributor to the success of our business. If we were unable to retain our experienced managers and staff, it could adversely affect our customer service and our loan volume could suffer.

Goodwill comprises a significant portion of our total assets. We assess goodwill for impairment at least annually, which could result in a material, non-cash write-down, which would have a material adverse effect on our results of operations and financial condition.

The carrying value of our goodwill was $145.8 million and $145.6 million, or approximately 18.6% and 16.9% of our total assets as of March 31, 2018 and December 31, 2017, respectively. We assess goodwill for impairment on an annual basis at a reporting unit level. Goodwill is assessed between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. During the third quarter of 2015, due to the decline in our overall financial performance in the United Kingdom, we determined that a triggering event had occurred requiring an impairment evaluation of our goodwill and other intangible assets in the United Kingdom. As a result, during the third quarter of 2015, we recorded non-cash impairment charges of $2.9 million, which comprised a $1.8 million charge related to the Wage Day trade name, a $0.2 million charge related to the customer relationships acquired as part of the Wage Day acquisition, and a $0.9 million non-cash goodwill impairment charge in our United Kingdom reporting segment.

Our impairment reviews require extensive use of accounting judgment and financial estimates. Application of alternative assumptions and definitions, such as reviewing goodwill for impairment at a different organizational level, could produce significantly different results. We may be required to recognize impairment of goodwill based on future events or circumstances which could include a significant change in the business climate, a change in strategic direction, legal factors, operating performance indicators, a change in the competitive environment, the sale or disposition of a significant portion of a reporting unit, or future economic factors such as unfavorable changes in the estimated future discounted cash flows of our reporting units.

Impairment of goodwill could result in material charges that could, in the future, result in a material, non-cash write-down of goodwill, which could have an adverse effect on our results of operations and financial condition. Due to the current economic environment and the uncertainties regarding the impact that future economic consequences will have on our reporting units, there can be no assurance that our estimates and assumptions made for purposes of our annual goodwill impairment test will prove to be accurate predictions of the future. If our assumptions regarding forecasted revenues or margins for certain of our reporting units are not achieved, we may be required to record goodwill impairment losses in future periods. It is not possible at this time to determine if any such future impairment will occur, and if it does occur, whether such charge would be material.

Our lending business is somewhat seasonal, which causes our revenues to fluctuate and may adversely affect our ability to service our debt obligations.

Our U.S. lending business typically experiences reduced demand in the first quarter as a result of our customers’ receipt of tax refund checks. Demand for our U.S. lending services is generally greatest during the fourth quarter. This seasonality requires us to manage our cash flows over the course of the year. If a governmental authority were to pursue economic stimulus actions or issue additional tax refunds or tax credits at other times during the year, such actions could have a material adverse effect on our business, prospects, results of operations and financial condition during those periods.

Our lending businesses in Canada and the United Kingdom are somewhat seasonal, although to a lesser extent than our U.S. lending business. We typically experience our highest demand in Canada in the third and fourth calendar quarters with lower demand in the first quarter; however, the reduction in volume relating to tax refunds is not as prevalent as in the United States. If our consolidated revenues were to fall substantially below what we would normally expect during certain periods, our annual financial results and our ability to service our debt obligations could be adversely affected.

Changes in tax laws could adversely affect our business.

On December 22, 2017, the U.S. President signed into law H.R. 1, commonly referred to as the Tax Cuts and Jobs Act of 2017 (“the TCJA”). The TCJA includes numerous changes in tax law, including a permanent reduction in the federal corporate income tax rate from 35% to 21%, which took effect for taxable years beginning on or after January 1, 2018, and a territorial international tax system which significantly alters the U.S. federal income tax consequences related to foreign subsidiary income. We continue to examine the impact the TCJA may have on our operations. However, the impact of the TCJA is uncertain and is subject to ongoing guidance and interpretation. See Note 13, “Income Taxes” of our Notes to Consolidated Financial Statements incorporated by reference in this prospectus.

Adverse real estate market conditions or zoning restrictions may result in increased operating costs or a reduction in new store development, which could impact our profitability and growth plans.

We lease all of our store locations. An increase in lease costs, property taxes or maintenance costs for lease renewals or new store locations could result in increased operating costs for these locations, thereby negatively impacting the stores’ operating margins.

A recent trend among some municipalities in the United States and in Canada has been to enact zoning restrictions in certain markets. These zoning restrictions may limit the number of payday lending stores that can operate in an area or require certain distance requirements between competitors, residential areas or highways. These restrictions may make it more difficult to find suitable locations for future expansion, thereby negatively impacting our growth plans.

Failure to keep up with the rapid changes in e-commerce and the uses and regulation of the Internet could harm our business.

The business of providing products and services such as ours over the Internet is dynamic and relatively new. We must keep pace with rapid technological change, consumer use habits, Internet security risks, risks of system failure or inadequacy and governmental regulation and taxation, and each of these factors could adversely impact our business. In addition, concerns about fraud, computer security and privacy and/or other problems may discourage additional consumers from adopting or continuing to use the Internet as a medium of commerce. In countries such as the United States and the United Kingdom, where e-commerce generally has been available for some time and the level of market penetration of our online financial services is relatively high, acquiring new customers for our services may be more difficult and costly than it has been in the past. In order to expand our customer base, we must appeal to and acquire consumers who historically have used traditional means of commerce to conduct their financial services transactions. If these consumers prove to be less profitable than our previous customers, and we are unable to gain efficiencies in our operating costs, including our cost of acquiring new customers, our business could be adversely impacted.

Competition in the financial services industry could cause us to lose market share and revenues.

The industry in which we operate is highly fragmented. While we believe the market for U.S. storefronts is mature, it is likely that competition for market share will intensify. We believe the Canadian market is less saturated, but still experiences significant competition by both large, well-financed operators as well as significant numbers of smaller competitors. We believe that online lending in the United Kingdom is more widely accepted among consumers than in either the United States or in Canada, and that customers are more likely to transact business via the internet and using mobile phones. Across all geographies, we see a growing number of sophisticated online-based lenders. Increased competition in any of the geographies in which we operate could lead to consolidation in our industry. If our competitors get stronger through consolidation, and we are unable to identify attractive consolidation opportunities, we could be at a competitive disadvantage and could experience declining market share and revenue. If these events materialize, they could negatively affect our ability to generate sufficient cash flow to fund our operations and service our debt obligations.

In addition to increasing competition among companies that offer traditional consumer loan products, there is a risk of losing market share to new market entrants. Increased competition from secured title loan lenders, pawn lenders and unsecured installment loan lenders could also adversely affect our revenues.

Our growth strategy calls for opening additional stores in the United States and Canada, and to expand our online presence in each of those geographies. If our competitors aggressively pursue store expansion, competition for store sites could result in our failing to open our planned number of stores, or increase our costs to secure additional sites, both of which could result in slower growth and diminished operating performance. Increased competition in our online business could result in higher advertising and marketing costs to attract and retain customers, leading to lower margins.

The international scope of our operations leads to increased cost and complexity, which could negatively impact our operations.

The international nature of our operations has increased the complexity of managing our business. This has led to enhanced administrative burdens related to regulatory compliance, tax compliance, labor controls and other federal, state, provincial and local requirements. Additional resources, both internal and external, have been added to comply with these increasing requirements, resulting in an increase in our corporate costs. In addition, it remains to be seen what impact the recent vote by the United Kingdom to leave the European Union will have on the U.K. economy and our U.K. operations. Future changes to laws or regulations may result in further cost increases, thereby negatively impacting our profitability.

Our operations could be subject to natural disasters and other business disruptions, which could adversely impact our future revenue and financial condition and increase our costs and expenses.

Our services and operations are vulnerable to damage or interruption from tornadoes, hurricanes, earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors and similar events. A significant natural disaster, such as a tornado, hurricane, earthquake, fire or flood, could have a material adverse impact on our ability to conduct business, and our insurance coverage may be insufficient to compensate for losses that may occur. Acts of terrorism, war, civil unrest, violence or human error could cause disruptions to our business or the economy as a whole. Any of these events could cause consumer confidence to decrease, which could result in a decreased number of loans being made to customers.

We rely on trademark protection to distinguish our products from the products of our competitors.

We rely on trademark protection to distinguish our products from the products of our competitors. We have registered various trademarks, including “The Money Box,” “Speedy Cash®,” “OPT+SM” and “Rapid Cash,” in the United States and/or Canada, and are in the process of registering other trademarks in those jurisdictions. We registered the “Juo Loans” trademark in the United Kingdom and at the European Union level. For trademarks we use that are not registered, and as permitted by applicable local law, we rely on common law trademark protection. Third parties may oppose our trademark applications, or otherwise challenge our use of the trademarks, and may be able to use our trademarks in jurisdictions where they are not registered or otherwise protected by law. If our trademarks are successfully challenged or if a third party is using confusingly similar or identical trademarks in particular jurisdictions before we do, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote additional resources to marketing new brands. If others are able to use our trademarks, our ability to distinguish our products may be impaired, which could adversely affect our business.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at other financial technology companies, including our competitors or potential competitors, and we may hire employees in the future that are so employed. We could in the future be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. If any of these technologies or features are important to our products, this could prevent us from selling those products and could have a material adverse effect on our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and divert the attention of management.

Risks Relating to This Offering and Owning Our Common Stock

An active trading market for our common stock may not be sustained.

Prior to the initial public offering of our common stock in December 2017, there was not a public market for our common stock. Given the limited trading history of our common stock, an active trading market for our common stock may not be sustained, which could adversely impact your ability to sell your shares and could depress the market price of your shares.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be adversely affected.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. A material weakness is a deficiency, or a combination of deficiencies, in financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of Sarbanes-Oxley requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our second annual report following our initial public offering, which will be for our year ending December 31, 2018, provide a management report on internal control over financial reporting. Sarbanes-Oxley also requires that our management report on internal control over financial reporting be attested to by our independent registered public accounting firm, to the extent we are no longer an emerging growth company. We do not expect to have our independent registered public accounting firm attest to our management report on internal control over financial reporting for so long as we are an emerging growth company.

If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of Sarbanes-Oxley in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

The market price of our common stock may be volatile.

The stock market in general has been highly volatile. As a result, the market price and trading volume for our common stock may also be highly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. Factors that could cause the market price of our common stock to fluctuate significantly include:

•	our operating and financial performance and prospects and the performance of other similar companies;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	the public’s reaction to our press releases, financial guidance and other public announcements, and filings with the SEC;

•	changes in earnings estimates or recommendations by securities or research analysts who track our common stock;

•	market and industry perception of our level of success in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and other regulations;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival or departure of members of senior management or other key personnel;

•	the number of shares to be publicly traded after this offering;

•	sales of common stock by us, our investors or members of our management team;

•	factors affecting the industry in which we operate, including competition, innovation, regulation, the economy and other factors; and

•	changes in general market, economic and political conditions in the U.S. and global economies or financial markets, including those resulting from natural disasters, telecommunications failures, cyber-attacks, civil unrest in various parts of the world, acts of war, terrorist attacks or other catastrophic events.

Any of these factors may result in large and sudden changes in the trading volume and market price of our common stock and may prevent you from being able to sell your shares at or above the price you paid for them.

Following periods of volatility in the market price of a company’s securities, stockholders often file securities class action lawsuits against such company. Our involvement in a class action lawsuit could be costly to defend and divert our senior management’s attention and, if adversely determined, could involve substantial damages.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the security or industry analysts that covers us downgrades our shares or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our stock price or trading volume to decline.

We are an “emerging growth company,” and we cannot be certain whether taking advantage of certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, enacted in April 2012, and, for as long as we continue to be an emerging growth company, we have chosen to take advantage of exemptions from various reporting requirements applicable to other public companies, including, but not limited to, reduced disclosure obligations regarding executive compensation (including Chief Executive Officer pay ratio disclosure) in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, until we cease to be an emerging growth company, we are not required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. As an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. We could remain an emerging growth company until the last day of the fifth fiscal year following the completion of our initial public offering, which occurred on December 11, 2017, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are at least $1.07 billion, (ii) the date that we become a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act, which would occur if, among other things, the market value of our common equity securities held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in nonconvertible debt securities during the preceding three-year period.

We cannot predict whether investors will find our common stock less attractive if we choose to rely on one or more of the exemptions described above. If investors find our common stock less attractive as a result of any decisions to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a public company, we are subject to the reporting requirements of the Exchange Act, Sarbanes-Oxley, the Dodd-Frank Act, the listing requirements of the NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations has increased our legal and financial compliance costs and will make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an emerging growth company. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. Sarbanes-Oxley requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

Being a public company and these new rules and regulations have made it more expensive for us to obtain director and officer liability insurance, and in the future we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in our filings with the SEC, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

We may not pay regular cash dividends on our common stock and, consequently, your ability to achieve a return on your investment may depend on appreciation in the price of our common stock.

Any decision to declare and pay dividends will be dependent on a variety of factors, including earnings, cash flow generation, financial position, results of operations, the terms of our indebtedness and other contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. The terms of our indebtedness limit the ability of CFTC to pay dividends to CURO Group Holdings Corp., which would be necessary for us to pay dividends on our common stock. For more information, see “Dividend Policy.” As a result, you should not rely on an investment in our common stock to provide dividend income and the success of an investment in our common stock may depend upon an appreciation in its value.

Future offerings of debt or equity securities may rank senior to our common stock and may result in dilution of your investment.

If we decide to issue debt securities in the future, which would rank senior to shares of our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. We and, indirectly, our stockholders will bear the cost of issuing and servicing such securities. We may also issue preferred equity, which will have superior rights relative to our common stock, including with respect to voting and liquidation.

Furthermore, if we raise additional capital by issuing new convertible or equity securities at a lower price than the offering price, your interest will be diluted. This may result in the loss of all or a portion of your investment. If our future access to public markets is limited or our performance decreases, we may need to carry out a private placement or public offering of our common stock at a lower price than the offering price.

Because our decision to issue debt, preferred or other equity or equity-linked securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their shareholdings in us.

Future sales of shares by existing stockholders could cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock.

As of March 23, 2018, we had 45,561,419 shares of our common stock outstanding, of which 33,884,001 shares are held by our affiliates and subject to the resale restrictions of Rule 144 under the Securities Act. In addition, as of March 23, 2018, we had options outstanding that, if fully exercised, would result in the issuance of approximately 1,946,688 shares of our common stock. All of the shares of our common stock issuable upon the exercise of options have been registered under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance as permitted by any applicable vesting requirements, except for shares held by affiliates, who will be subject to the resale restrictions under the Securities Act.

As of March 23, 2018, holders of approximately 37,894,752 shares, or 83%, of our outstanding common stock have registration rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders in the future.

We, our executive officers and directors and certain of our significant stockholders have agreed with the underwriters not to dispose of or hedge any of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus, except with the prior written consent of Credit Suisse Securities (USA) LLC, or Credit Suisse, and Jefferies LLC, or Jefferies.

Provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Certain provisions in our governing documents could make a merger, tender offer or proxy contest involving us difficult, even if such events would be beneficial to the interests of our stockholders. Among other things, these provisions:

•	permit our board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•	provide that our board of directors is expressly authorized to amend or repeal any provision of our bylaws;

•	restrict the forum for certain litigation against us to Delaware;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

•	establish a classified board of directors with three staggered classes of directors, where directors may only be removed for cause (unless we de-classify our board of directors);

•	require that actions to be taken by our stockholders be taken only at an annual or special meeting of our stockholders, and not by written consent; and

•	establish certain limitations on convening special stockholder meetings.

These provisions may delay or prevent attempts by our stockholders to replace members of our management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers or investors aiming to effect changes in management to negotiate with our board of directors and by providing our board of directors with more time to assess any proposal. However, such anti-takeover provisions could also depress the price of our common stock by acting to delay or prevent a change in control of us. For more information regarding these and other provisions, see “Description of Capital Stock.”

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the General Corporation Law of the State of Delaware, our amended and restated certificate of incorporation or our amended and restated bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits.

The FFL Holders and Founder Holders will together continue to own more than 50% of our common stock, and their interests may conflict with ours or yours in the future.

Investment funds associated with the FFL Holders and the Founder Holders beneficially owned approximately 29% and 45%, of our common stock, respectively, as of March 23, 2018 and, following the completion of this offering, are expected to beneficially own approximately 21% and 43%, of our common stock, respectively. As a result, the FFL Holders and the Founder Holders collectively have the ability to elect all of the members of our board of directors and thereby control our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence or modification of debt by us, certain amendments to our amended and restated certificate of incorporation and amended and restated bylaws, and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with your interests. In addition, the FFL Holders together with Founder Holders may have an interest in pursuing acquisitions, divestitures and other transactions that, in their respective judgment, could enhance their investment, even though such transactions might involve risks to you. For example, the FFL Holders together with the Founder Holders could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets.

In connection with the completion of our initial public offering, we entered into the Amended and Restated Investors Rights Agreement with certain of our existing shareholders, including the Founder Holders and Freidman Fleisher & Lowe Capital Partners II, L.P. (and its affiliated funds, the “FFL Funds”), whom we collectively refer to as the principal holders. Pursuant to the Amended and Restated Investors Rights Agreement, we have agreed to register the sale of shares of our common stock held by the shareholders party thereto under certain circumstances. The offering contemplated by this prospectus constitutes a demand registration thereunder.

The FFL Holders and their affiliated funds are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the information incorporated by reference in this prospectus, include forward-looking statements in addition to historical information. These forward-looking statements are included throughout this prospectus and in our filings incorporated by reference in this prospectus, including in the sections entitled “Summary” and “Risk Factors,” and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will” and variations of these words and the negative of these or similar words or expressions generally indicate a forward-looking statement in this prospectus and the information incorporated by reference in this prospectus.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Our forward-looking statements are not guarantees of future performance, and actual events, results and outcomes may differ materially from our expectations suggested in any forward-looking statements due to a variety of factors, including, among others, those set forth in the section entitled “Risk Factors.” Although it is not possible to identify all of these factors, they include, among others, the following:

•	the recently adopted CFPB rule on payday, vehicle title, and certain high-cost installment loans could, if enacted, have a material adverse effect on our business and results of operations;

•	the extent to which federal, state, local and foreign governmental regulation of consumer lending and related financial products and services limits or prohibits the operation of our business;

•	our failure to comply with applicable laws and regulations, and resulting fines, penalties or other sanctions that could adversely affect our business and results of operations;

•	the impact of proposed rules and regulations that, if enacted, could have a material adverse effect on our business and results of operations;

•	future changes to regulations to which we are subject could restrict us in ways that adversely affect our business and results of operations;

•	the adverse impact of existing or new local regulation of our industry;

•	the impact of the complex regulatory environment in which we operate, which increases our costs of compliance and the risk that we may fail to comply;

•	the risk that our interpretation and application of laws and regulations related to consumer lending activities differs from the interpretations applied by federal, state, local and foreign regulatory bodies;

•	the effect of judicial decisions, agency rulemaking, or amendments to law on the legality or enforceability of our agreements;

•	current and future litigation and regulatory proceedings against us that may impact our results of operations, cash flow and financial condition;

•	risks associated with negative public perception of our products and services;

•	the adverse impact of material modifications of U.S. laws and regulations and existing trade agreements by the new U.S. presidential administration on our business, financial condition, and results of operations;

•	our substantial indebtedness may expose us to material risks, and could adversely affect our business, results of operations and financial condition, as we currently depend in large part on debt financing to provide the cash needed to fund the loans we originate;

•	our business could be adversely affected by a lack of sufficient debt financing at acceptable prices or disruptions in the credit markets, which could reduce our access to credit and our ability to fund loans;

•	risks associated with our ability to refinance our substantial indebtedness;

•	risks associated with a lack of sufficient debt financing made to our business on acceptable terms;

•	risks associated with our ability to protect our proprietary technology and analytics or keep up with that of our competitors;

•	risks associated with disruption in the availability of our information systems;

•	risks associated with information provided by customers or third parties being inaccurate, and causing us to misjudge a customer’s qualification to receive a loan;

•	because of the non-prime nature of our customers, our business has much higher rates of charge-offs than traditional lenders, and if we are unable to price our loan products to take into account the credit risks of our customers, our operating results and financial condition could be adversely affected.

•	risks associated with the failure of our proprietary credit and fraud scoring system to effectively price the credit risk of our prospective or existing customers;

•	risks associated with the handling of customer personal data and cyber-attacks that could result in liability or harm to our reputation;

•	risks associated with failure of third parties who provide us products, services or support, including our ability to maintain relationships with banks and other third-party electronic payment solutions providers;

•	our ability to maintain relationships with third-party service providers to offer credit services organizations, or CSO, loans in Texas and Ohio;

•	the adverse impact of employee and third-party theft and errors as well as liability resulting from crimes at our stores;

•	the adequacy of our allowance for loan losses, accrual for third-party loan losses and estimates of losses;

•	changes in demand for our products and services;

•	risks associated with effectively managing our growth;

•	our ability to integrate acquisitions into our existing business operations;

•	the sufficiency of indemnifications associated with assumed liabilities of acquired entities to cover our exposures to litigation and settlement costs;

•	our ability to attract and retain qualified management and employees;

•	the possible impairment of goodwill;

•	the seasonality of our lending business;

•	changes in tax law;

•	our ability to find suitable real estate to support future new store development;

•	our ability to keep up with rapid changes in e-commerce and the uses of the Internet;

•	the fragmentation of our industry and competition from various other sources providing similar financial products, or other alternative sources of credit, to consumers;

•	risks related to the international scope of our business and operations;

•	the adverse impact of natural disasters and other business disruptions on our future revenue and financial condition; and

•	the FFL Holders and the Founder Holders will together retain a controlling interest following this offering, and their interests may conflict with ours or yours in the future.

Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements speak only as of the date hereof and are not guarantees of future performance. Actual results and future performance may differ materially from those suggested in any forward-looking statements. We undertake no obligation to update these statements unless we are required to do so under applicable laws.

USE OF PROCEEDS

All the securities offered in this prospectus are being sold by the selling stockholders. We will not receive any proceeds from the sale of securities by the selling stockholders.

DIVIDEND POLICY

We do not currently intend to pay cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determinations relating to our dividend policies will be made at the discretion of our board of directors and will depend on conditions then existing, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders prior to this offering, the percentage of common stock beneficially owned by the selling stockholders prior to this offering, the number of shares of common stock offered for sale by the selling stockholders in this offering, the number of shares of common stock to be beneficially owned by the selling stockholders after completion of this offering and the percentage of common stock to be beneficially owned by the selling stockholders after the completion of this offering. We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before March 23, 2018. We have based our calculation of the percentage of common stock beneficially owned by the selling stockholders prior to this offering on 45,561,419 shares of our common stock issued and outstanding as of March 23, 2018. We have based our calculation of the percentage of common stock beneficially owned by the selling stockholders after this offering on 45,761,419 shares of our common stock issued and outstanding immediately following this offering.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, subject to community property laws and except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right or the vesting of restricted stock units, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Shares beneficially owned by a person pursuant to a right to acquire the shares within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, each stockholder’s address is c/o CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, Kansas 67205.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Sold Assuming the Underwriters’ Option is Not Exercised	Shares Beneficially Owned After the Offering Assuming the Underwriters’ Option Is Not Exercised		Number of Shares to be Sold if the Underwriters’ Option is Fully Exercised	Shares Beneficially Owned After the Offering Assuming the Underwriters’ Option Is Fully Exercised
Name and Address	# of Shares	% of Total Common Stock and Voting Power	# of Shares	# of Shares	% of Total Common Stock and Voting Power	# of Shares	# of Shares	% of Total Common Stock and Voting Power
FFL Holders(1)	13,212,000	29.00%	3,497,411	9,714,589	21.23%	750,000	8,964,589	19.59%
Chad Faulkner(2)	6,890,667	15.12	500,002	6,390,665	13.97	0	6,390,665	13.97
Mike McKnight(3)	6,890,667	15.12	500,000	6,390,667	13.97	0	6,390,667	13.97
James Ackerman	319,968	*	31,996	287,972	*	0	287,972	*
Matthew Miller	1,497,492	3.29	224,623	1,272,869	2.78	0	1,272,869	2.78
Nick Adams	319,968	*	45,968	274,000	*	0	274,000	*
Terry Pittman(4)	169,830	*	100,000	69,830	*	0	69,830	*
Tammy White(5)	155,292	*	100,000	55,292	*	0	55,292	*

*	Represents beneficial ownership of less than 1%.
1.

Amounts shown reflect 12,504,060 shares of common stock held by Friedman Fleischer & Lowe Capital Partners II, L.P., 239,904 shares of common stock held by FFL Executive Partners II, L.P. and 468,036 shares of common stock held by FFL Parallel Fund II, L.P., or the FFL Holders. The FFL Holders are controlled by Friedman Fleischer & Lowe GP II, LP, their general partner, which may be deemed a beneficial owner of the shares of common stock, with shared voting and dispositive power over such shares. The address of the FFL Holders is c/o FFL Partners, LLC, One Maritime Plaza, Suite 2200, San Francisco, California 94111.
2.	Consists of (i) 7,143 restricted stock units that vest within 60 days of March 23, 2018, and (ii) 6,883,524 aggregate number of shares of Common Stock held of record by the Exempt Family Trust c/u Leah M. Faulkner 2017 Dynasty Trust (the “Faulkner 2017 Trust I”) and the Exempt Family Trust c/u Chadwick H. Faulkner (together with the Faulkner 2017 Trust I, the “Faulkner Trusts”). Mr. Faulkner is the adviser of the Faulkner Trusts. Mr. Faulkner disclaims beneficial ownership of the shares held by the Faulkner Trusts except to the extent of his pecuniary interest therein.
3.	Consists of (i) 7,143 restricted stock units that vest within 60 days of March 23, 2018, and (ii) 6,883,524 shares of Common Stock held of record by McKnight Holdings, LLC. Mr. McKnight is the sole member of McKnight Holdings, LLC.
4.	Consists of 169,830 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of March 23, 2018, 100,000 of which will be exercised and sold in this offering.
5.	Consists of 155,292 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of March 23, 2018, 100,000 of which will be exercised and sold in this offering.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NYSE under the symbol “CURO.” Trading of our common stock commenced on December 7, 2018. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the NYSE.

	High	Low
Year Ended December 31, 2017
Fourth Quarter(1)	$14.99	$13.50
Year Ended December 31, 2018
First Quarter	$17.97	$13.51
Second Quarter (through May 11, 2018)	$24.66	$16.90

(1)	The fourth quarter 2017 represents the period from December 7, 2018, the date trading of our common stock commenced on the NYSE, through December 31, 2017, the end of the quarter.

On May 11, 2018, the last reported sale price of our common stock on the NYSE was $24.30. On April 30, 2018, there were approximately 13 holders of record of our common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

Set forth below is our selected consolidated financial data as of and for the periods indicated. We have derived the selected consolidated financial data as of and for the years ended December 31, 2017, 2016 and 2015 from our audited consolidated financial statements and the accompanying notes thereto incorporated by reference in this prospectus. We have derived the selected consolidated financial data as of and for the three month periods ended March 31, 2018 and 2017 from our unaudited consolidated financial statements incorporated by reference in this prospectus and that, in our opinion, include all adjustments, consisting of normal, recurring adjustments, necessary for the fair presentation of such information. Our historical operating results are not necessarily indicative of results we may expect or achieve in any future period. Our results for the three months ended March 31, 2018 are not necessarily indicative of results we may achieve during a full year.

The following information is only a summary and may not be complete. Accordingly, you should read these selected consolidated financial data in conjunction with the section entitled “Use of Proceeds” contained elsewhere in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

(in thousands, except per share data)	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2018	2017	2017	2016	2015
Consolidated Statements of Income Data:
Revenue	$261,758	$224,580	$963,633	$828,596	$813,131
Provision for losses	81,031	61,736	326,226	258,289	281,210

Net revenue	180,727	162,844	637,407	570,307	531,921
Cost of providing services
Salaries and benefits	26,918	26,433	105,196	104,541	107,059
Occupancy	13,427	14,095	54,612	54,509	53,288
Office	6,981	4,868	21,402	20,463	19,929
Other costs of providing services	14,400	14,855	54,902	53,617	47,380
Advertising	9,756	7,688	52,058	43,921	65,664

Total cost of providing services	71,482	67,939	288,170	277,051	293,320

Gross margin	109,245	94,905	349,237	293,256	238,601
Operating (income) expense
Corporate, district and other	40,454	32,993	154,973	124,274	130,534
Interest expense	22,349	23,366	82,684	64,334	65,020
Loss (gain) on extinguishment of debt	11,683	12,458	12,458	(6,991)	—
Restructuring	—	—	7,393	3,618	4,291
Goodwill and intangible asset impairment charges	—	—	—	—	2,882

Total operating expense	74,486	68,817	257,508	185,235	202,727
Net income before taxes	34,759	26,088	91,729	108,021	35,874
Provision for income tax expense	11,467	9,450	42,576	42,577	18,105

Net income	$23,292	$16,638	$49,153	$65,444	$17,769

Basic earnings per share	$0.51	$0.44	$1.28	$1.73	$0.47
Diluted earnings per share	$0.49	$0.43	$1.25	$1.69	$0.46

(dollars in thousands)	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2018	2017	2017	2016	2015
Non-GAAP Statement of Operations Data and Other Operating Data (unaudited):
Adjusted Net Income(1)	$35,601	$26,477	$79,074	$66,411	$24,656
EBITDA(2)	$61,769	$54,108	$193,250	$191,260	$120,006
Adjusted EBITDA(3)	$75,215	$68,632	$232,215	$189,361	$130,876
Adjusted EBITDA Margin(4)	28.7%	30.6%	24.1%	22.9%	16.1%
Gross Margin Percentage(5)	41.7%	42.2%	36.2%	35.4%	29.3%
Number of stores (at period end)	408	419	407	420	420
Selected Balance Sheet Data (at period end):
Cash	$130,739	$145,803	$162,374	$193,525	$100,561
Gross loans receivable	$389,838	$304,842	$432,837	$286,196	$252,180
Less: allowance for loan losses	(60,886)	(71,601)	(69,568)	(39,192)	(32,948)

Loans receivable, net	$328,952	$233,241	$363,269	$247,004	$219,232

Total assets	$785,381	$715,819	$859,731	$780,798	$666,017
Total liabilities (including debt)	$742,832	$655,452	$852,595	$739,943	$685,399
Total stockholders’ equity (deficit)	$42,549	$60,367	$7,136	$40,855	$(19,382)

(1)	We define Adjusted Net Income as net income plus or minus certain non-cash or other adjusting items. We provide Adjusted Net Income in this prospectus because our management finds it useful in evaluating the performance and underlying operations of our business. We provide a detailed description of Adjusted Net Income and how we use it, including a reconciliation of Adjusted Net Income to Net income, below.
(2)	We define EBITDA as earnings before interest, income taxes, depreciation and amortization. We provide EBITDA in this prospectus because our management finds it useful in evaluating the performance and underlying operations of our business. We provide a detailed description of EBITDA and how we use it, along with a reconciliation of EBITDA to Net income, below.
(3)	We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, plus or minus certain non-cash or other adjusting items. We provide Adjusted EBITDA in this prospectus because our management finds it useful in evaluating the performance and underlying operations of our business. We provide a detailed description of Adjusted EBITDA and how we use it, along with a reconciliation of Adjusted EBITDA to Net income, below.
(4)	Calculated as Adjusted EBITDA as a percentage of revenue.
(5)	Calculated as Gross Margin as a percentage of revenue.

Supplemental Non-GAAP Financial Information

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures” as defined under SEC rules, including:

•	Adjusted Net Income and Adjusted Diluted Net Income Per Share, or the Adjusted Net Income Measures (net income plus or minus gain (loss) on extinguishment of debt, restructuring and other costs, goodwill and intangible asset impairments, transaction-related costs, share-based compensation, intangible asset amortization and cumulative tax effect of adjustments, on a total and per share basis);

•	EBITDA (earnings before interest, income taxes, depreciation and amortization); and

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of our operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our business that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

We believe that investors regularly rely on non-GAAP financial measures to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. We believe the adjustments shown below are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe Adjusted Net Income, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, EBITDA and/or Adjusted EBITDA when reporting their results.

We provide non-GAAP financial information for informational purposes and to enhance understanding of our GAAP consolidated financial statements. Adjusted Net Income, EBITDA and Adjusted EBITDA should not be considered as alternatives to income from continuing operations or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Rather, these measures should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for, or superior to, U.S. GAAP results. Readers should consider the information in addition to, but not instead of or superior to, our financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.

Description and Reconciliations of Non-GAAP Financial Measures

Adjusted Net Income Measures, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. These limitations include the following:

•	they do not include our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for our working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	depreciation and amortization are non-cash expense items reported in our statements of cash flows; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We evaluate our stores based on revenue per store, net charge-offs at each store and EBITDA per store, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.

We believe EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and evaluate our ability to incur and service debt and our capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented below may differ from the computation of similarly-titled measures provided by other companies.

Reconciliation of Net Income and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, non-GAAP measures

(in thousands except per share data)	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2018	2017	2017	2016	2015
Net income	$23,292	$16,638	$49,153	$65,444	$17,769
Adjustments:
Loss (gain) on extinguishment of debt(1)(2)	11,683	12,458	12,458	(6,991)	—
Restructuring costs(3)	—	—	7,393	3,618	4,291
Goodwill and intangible asset impairment(4)	—	—	—	—	2,882
Legal settlement costs(5)	—	—	4,311	—	—
Transaction-related costs(6)	—	2,254	5,573	329	824
Share-based cash and non-cash compensation	1,842	126	10,446	1,148	1,271
Intangible asset amortization	676	583	2,502	3,492	4,645
Impact of tax law changes(7)	1,800	—	4,635	—	—
Cumulative tax effect of adjustments	(3,692)	(5,582)	(17,397)	(629)	(7,026)

Adjusted Net Income	$35,601	$26,477	$79,074	$66,411	$24,656

Net income	$23,292	$16,638	$49,153	$65,444	$17,769
Diluted Weighted Average Shares Outstanding	47,416	38,959	39,277	38,803	38,895
Diluted Earnings per Share	$0.49	$0.43	$1.25	$1.69	$0.46
Per Share impact of adjustments to Net Income	0.26	0.25	0.76	0.02	0.17

Adjusted Diluted Earnings per Share	$0.75	$0.68	$2.01	$1.71	$0.63

Reconciliation of Net income to EBITDA and Adjusted EBITDA, non-GAAP measures

(dollars in thousands)	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2018	2017	2017	2016	2015
Net income	$23,292	$16,638	$49,153	$65,444	$17,769
Provision for income taxes	11,467	9,450	42,576	42,577	18,105
Interest expense	22,349	23,366	82,684	64,334	65,020
Depreciation and amortization	4,661	4,654	18,837	18,905	19,112

EBITDA	61,769	54,108	193,250	191,260	120,006
Loss (gain) on extinguishment of debt(1)(2)	11,683	12,458	12,458	(6,991)	—
Restructuring costs(3)	—	—	7,393	3,618	4,291
Legal settlement costs(5)	—	—	4,311	—	—
Transaction related costs(6)	—	2,254	5,573	329	824
Share-based cash and non-cash compensation(8)	1,842	126	10,446	1,148	1,271
Other adjustments(9)	(79)	(314)	(1,216)	(3)	1,602

Adjusted EBITDA	75,215	68,632	232,215	189,361	130,876

Adjusted EBITDA Margin	28.7%	30.6%	24.1%	22.9%	16.1%

(1)	For the three months ended March 31, 2017, the $12.5 million loss from extinguishment of debt was due to the redemption of CURO Intermediate Holding Corp’s 10.75% Senior Secured Notes due 2018 and the 12.00% Senior Cash Pay Notes due 2017. For the three months ended March 31, 2018, the $11.7 million loss from the extinguishment of debt was due to the redemption of CFTC’s 12.00% Senior Secured Notes due 2022.

(2)	For the year ended December 31, 2017, the $12.5 million loss from extinguishment of debt was due to the redemption of CURO Intermediate Holdings’ 10.75% Senior Secured Notes due 2018 and our 12.00% Senior Cash Pay Notes due 2017. For the year ended December 31, 2016, the $7.0 million gain resulted from the purchase of CURO Intermediate Holdings’ 10.75% Senior Secured Notes in September 2016.
(3)	Restructuring costs of $7.4 million for the year ended December 31, 2017 were due to the closure of the remaining 13 U.K. stores. Restructuring costs of $3.6 million for the year ended December 31, 2016 primarily represented the elimination of certain corporate positions in our Canadian headquarters and the costs incurred related to the closure of six underperforming stores in Texas.
(4)	Goodwill and intangible asset impairment charges in 2015 include a non-cash goodwill impairment charge of $0.9 million, and non-cash impairment charges related to the Wage Day trade name intangible asset and customer relationship intangible asset of $1.8 million and $0.2 million, respectively.
(5)	Legal settlements of $4.3 million for the year ended December 31, 2017 includes $2.3 million for the settlement of Harrison, et al. v. Principal Investment, Inc. et al., and $2.0 million for our offer to reimburse certain bank overdraft or non-sufficient funds fees because of possible borrower confusion about certain electronic payments we initiated on their loans. See litigation discussion in Note 18—Contingent Liabilities in the Notes to our Consolidated Financial Statements for further detail.
(6)	Transaction-related costs include professional fees paid in connection with potential transactions and the original issuance of $470.0 million of Senior Secured Notes due 2022 in the first quarter of 2017.
(7)	As a result of the TCJA, which was signed into law on December 22, 2017, the Company provided an estimate of the new repatriation tax as of December 31, 2017. Subsequent to further guidance published in the first quarter of 2018, the Company has booked an additional tax expense of $1.2 million for the 2017 repatriation tax. Additionally, the TCJA provided for a new GILTI (Global Intangible Low-Taxed Income) tax starting in 2018 and the Company has estimated and provided tax expense of $0.6 million as of March 31, 2018.
(8)	We approved the adoption of a share-based compensation plan during 2010 for key members of our senior management team. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period. During the second and third quarters of 2017, option holders were paid a bonus in conjunction with the dividend paid during the respective quarter based on vested options as of the dividend date. The remaining bonus will be paid over the vesting period of the unvested stock options.
(9)	Other adjustments include deferred rent and the foreign exchange translation impact of intercompany accounts. Deferred rent represents the non-cash component of rent expense. Rent expense is recognized ratably on a straight-line basis over the lease term.

Other Financial Information

The following table sets forth a reconciliation of our net income to EBITDA and EBITDA to Adjusted EBITDA for the periods indicated:

	Nine Months Ended September 30, (unaudited)		Year Ended December 31,
(dollars in thousands)	2017	2016	2016	2015
Net income	$42,743	$55,859	$65,444	$17,769
Provision for income taxes	29,988	35,041	42,577	18,105
Interest expense	60,694	48,179	64,334	65,020
Depreciation and amortization	14,120	14,244	18,905	19,112

EBITDA	147,545	153,323	191,260	120,006

(Gain) loss on extinguishment of debt(1)	12,458	(6,991)	(6,991)	—
Restructuring and other costs(2)	7,393	2,967	3,618	4,291
Legal settlement cost(3)	2,311	—	—	—
Goodwill and intangible asset impairment(4)	—	—	—	2,882
Other adjustments(5)	(733)	(22)	(3)	1,602
Share-based cash and non-cash compensation(6)	1,760	837	1,148	1,271
Transaction-related costs(7)	2,523	146	329	824

Adjusted EBITDA	$173,257	$150,260	$189,361	$130,876

Adjusted EBITDA Margin	24.9%	24.6%	22.9%	16.1%

(1)	For the nine months ended September 30, 2017, the $12.5 million loss from the extinguishment of debt was due to the redemption of CURO Intermediate’s 10.75% Senior Secured Notes due 2018 and our 12.00% Senior Cash Pay Notes due 2017. For year ended December 31, 2016, the $7.0 million gain resulted from the Company’s purchase of CURO Intermediate’s 10.75% Senior Secured Notes in September 2016.
(2)	Restructuring costs of $4.3 million for the year ended December 31, 2015 represented the expected costs to be incurred related to the closure of ten underperforming stores in the United Kingdom, restructuring costs of $3.6 million for the year ended December 31, 2016 represented the elimination of certain corporate positions in our Canadian headquarters and the costs incurred related to the closure of seven underperforming stores in Texas. Restructuring costs of $1.5 million for the nine months ended September 30, 2016 primarily represented the expected costs to be incurred related to the closure of six underperforming stores in Texas. Restructuring costs in the nine months ended September 30, 2017 were due to the closure of the remaining 13 U.K. stores.
(3)	Legal settlement cost relates to the accrual for the settlement of Harrison, et al v. Principal Investments, Inc. et al. See litigation discussion in Note 18—Contingent Liabilities in the Notes to our Consolidated Financial Statements for further detail.
(4)	Goodwill and intangible asset impairment charges in 2015 include a non-cash goodwill impairment charge of $0.9 million, and non-cash impairment charges related to the Wage Day trade name intangible asset and customer relationship intangible asset of $1.8 million and $0.2 million, respectively.
(5)	Other adjustments include deferred rent and the intercompany foreign exchange impact. Deferred rent represents the non-cash component of rent expense. Rent expense is recognized ratably on a straight-line basis over the lease term.
(6)	The Company approved the adoption of a share-based compensation plan during 2010 for key members of its senior management team. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period. During the second and third quarters of 2017, option holders were paid a bonus in conjunction with the dividend paid during the quarter. The expense recognized during the quarter related to the payment of the dividend on vested options. The remaining bonus will be paid over the vesting period of the unvested stock options.
(7)	Transaction-related costs include professional fees paid in connection with potential transactions.

In addition to reporting financial results in accordance with GAAP, we have provided the Adjusted Net Income Measures. We believe that the presentation of these measures provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments and amortization methods, which provides a more complete understanding of our financial performance, competitive position and prospects for the future.

The following table provides reconciliations between net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Net Income Measure, which are shown net of tax (in thousands, except per share data):

	Nine Months Ended September 30, (unaudited)		Year Ended December 31,
(in thousands, except per share data)	2017	2016	2016	2015
Revenue	$696,643	$609,692	$828,596	$813,131
Net income	$42,743	$55,859	$65,444	$17,769
Adjustments:
Loss (gain) on extinguishment of debt(1)	12,458	(6,991)	(6,991)	—
Restructuring costs(2)	7,393	2,967	3,618	4,291
Legal settlement cost(3)	2,311	—	—	—
Goodwill and intangible asset impairment(4)	—	—	—	2,882
Transaction-related costs(5)	2,523	146	329	824
Share-based cash and non-cash compensation(6)	1,760	837	1,148	1,271
Intangible asset amortization	1,807	2,708	3,492	4,645
Cumulative tax effect of adjustments	(11,623)	162	(629)	(7,026)

Adjusted Net Income	$59,372	$55,688	$66,411	$24,656

Diluted Earnings per Share(7)	$1.10	$1.44	$1.69	$0.46
Adjustments:
Loss (gain) on extinguishment of debt(1)	0.32	(0.18)	(0.18)	—
Restructuring costs(2)	0.19	0.08	0.09	0.11
Legal settlement costs(3)	0.06	—	—	—
Goodwill and intangible asset impairment(4)	—	—	—	0.07
Transaction-related costs(5)	0.06	—	0.01	0.02
Share-based cash and non-cash compensation(6)	0.05	0.02	0.03	0.03
Intangible asset amortization	0.05	0.07	0.09	0.12
Cumulative tax effect of adjustments	(0.30)	—	(0.02)	(0.18)

Adjusted Diluted Earnings per share	$1.52	$1.44	$1.71	$0.63

(1)	For the nine months ended September 30, 2017, the $12.5 million loss from the extinguishment of debt was due to the redemption of CURO Intermediate’s 10.75% Senior Secured Notes due 2018 and our 12.00% Senior Cash Pay Notes due 2017. For year ended December 31, 2016, the $7.0 million gain resulted from the Company’s purchase of CURO Intermediate’s 10.75% Senior Secured Notes in September 2016.
(2)	Restructuring costs of $4.3 million for the year ended December 31, 2015 represented the expected costs to be incurred related to the closure of ten underperforming stores in the United Kingdom, restructuring costs of $3.6 million for the year ended December 31, 2016 represented the elimination of certain corporate positions in our Canadian headquarters and the costs incurred related to the closure of seven underperforming stores in Texas. Restructuring costs of $1.5 million for the nine months ended September 30, 2016 primarily represented the expected costs to be incurred related to the closure of six underperforming stores in Texas. Restructuring costs in the nine months ended September 30, 2017 were due to the closure of the remaining 13 U.K. stores.

(3)	Legal settlement cost relates to the accrual for the settlement of Harrison, et al v. Principal Investments, Inc. et al. See litigation discussion in Note 18—Contingent Liabilities in the Notes to our Consolidated Financial Statements for further detail.
(4)	Goodwill and intangible asset impairment charges in 2015 include a non-cash goodwill impairment charge of $0.9 million, and non-cash impairment charges related to the Wage Day trade name intangible asset and customer relationship intangible asset of $1.8 million and $0.2 million, respectively.
(5)	Transaction-related costs include professional fees paid in connection with potential transactions.
(6)	The Company approved the adoption of a share-based compensation plan during 2010 for key members of its senior management team. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period. During the second and third quarters of 2017, option holders were paid a bonus in conjunction with the dividend paid during the quarter. The expense recognized during the quarter related to the payment of the dividend on vested options. The remaining bonus will be paid over the vesting period of the unvested stock options.
(7)	The per share information has been adjusted to give effect to the 36-for-1 stock split that occurred in connection with our initial public offering.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries. You should read these summaries in conjunction with our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 25,000,000 shares of preferred stock, par value $0.001 per share, and 225,000,000 shares of common stock, par value $0.001 per share. As of April 23, 2018, there were 45,561,419 shares of our common stock outstanding.

Common Stock

Voting rights

Holders of shares of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Generally, holders of shares of our common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders, unless otherwise required by law or with respect to the matters described in the immediately following paragraph. Generally, all matters to be voted on by the stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, voting together as a single class.

Notwithstanding the foregoing paragraph, amendments to our amended and restated certificate of incorporation, including as a result of a statutory merger, that would alter or change the powers, preferences or the common stock so as to affect them adversely must also be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote, voting together as a single class.

Dividend rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy” included elsewhere in this prospectus for additional information.

No preemptive or similar rights

Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to receive liquidation distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of shares of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of, and the payment of liquidation preferences on, if any, any outstanding shares of preferred stock.

All of the shares of our common stock currently issued and all shares of our common stock to be issued pursuant to this offering are fully paid and non-assessable.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences was to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of us.

We have no preferred stock outstanding and no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, may have the effect of hampering takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us, because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

Section 203 of the General Corporation Law of the State of Delaware prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s outstanding voting stock.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Classified Board

Our board of directors is classified into three classes of directors, and directors may be removed from office only for cause. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

Undesignated Preferred Stock

As discussed above in “—Preferred Stock,” our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors.

Action by Written Consent

Our amended and restated certificate of incorporation provides that actions by our stockholders may not be taken by written consent. Actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders.

Ability of Stockholders to Call a Special Meeting

Our amended and restated bylaw provides that special meetings of the stockholders may be called only by the chairperson of the board of directors, our Chief Executive Officer or a majority of our board of directors. Stockholders may not otherwise call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Amendment of Charter Provisions

The amendment of the above provisions of our amended and restated certificate of incorporation and amended and restated bylaws requires approval by holders of at least a majority of our outstanding capital stock entitled to vote generally in the election of directors. In addition, amendments to our amended and restated certificate of incorporation, including as a result of a statutory merger, that would alter or change the powers, preferences or rights of the common stock so as to affect them adversely must also be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote, voting together as a single class.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising pursuant to the General Corporation Law of the State of Delaware, our certificate of incorporation or bylaws; and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.

Corporate Opportunity

Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to the FFL Holders or any of their respective officers, directors, agents, stockholders, members, managers, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for the FFL Holders, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person is liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, to the fullest extent permitted by law, by reason of the fact that such person pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us. Neither the FFL Holders nor any of their respective representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Limitation on Director and Officer Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors and officers are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, except liability for:

•	any breach of the duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; or

•	any transaction from which an improper personal benefit is derived.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We have entered into agreements to indemnify our directors and executive officers. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Registration Rights

The Amended and Restated Investor Rights Agreement provides certain holders of our common stock, including the Founders Holders and the FFL Funds, subject to certain conditions, certain registration rights. In connection with this offering, the parties to the Amended and Restated Investor Rights Agreement have entered into an amendment thereto, in order to provide for certain waivers of the advance notice provisions of registration rights under the Amended and Restated Investor Rights Agreement and the treatment of the offer and sale of shares of our common stock by the selling stockholders contemplated by this prospectus as a demand registration thereunder.

Market Listing

Our common stock is listed on the NYSE under the symbol “CURO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219 and telephone number is (800)-937-5449.

MATERIAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of material U.S. federal income tax and estate tax consequences to non-U.S. holders relating to the ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, existing final, temporary and proposed Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt or governmental organizations, agencies or instrumentalities;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes;

•	brokers, dealers or traders in securities, commodities or currencies;

•	persons that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our common stock, except to the extent specifically set forth below;

•	real estate investment trusts or regulated investment companies;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction;

•	persons who hold or receive our common stock as compensation; and

•	persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code).

If a partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a beneficial owner of shares of our common stock that is not, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof or the District of Columbia;

•	a partnership;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and thereafter will be treated as capital gain. Distributions treated as dividends on our common stock held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form).

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividend will not be subject to the 30% U.S. federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation, generally an IRS Form W-8ECI (or applicable successor form), to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax in respect of the dividend on a net income basis, and at graduated rates, in substantially the same manner as U.S. persons. Dividends received by a non-U.S. holder that is a corporation for U.S. federal income tax purposes and which are effectively connected with the conduct of a U.S. trade or business may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund, together with the required information, with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below of the Foreign Account Tax Compliance Act, or FATCA, and backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or other disposition of our common stock unless:

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock.

A non-U.S. holder who is an individual and that is present in the United States for 183 days or more in the taxable year of such sale or disposition, if certain other conditions are met, will be subject to tax at a rate of 30% on the amount by which such non-U.S. holder’s taxable capital gains allocable to U.S. sources, including gain from the sale or other disposition of our common stock, exceed capital losses allocable to U.S. sources, except as otherwise provided in an applicable income tax treaty.

Gain realized by a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income basis, and at graduated rates, in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, if such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not expect to be treated as a USRPHC as of the date hereof; however, there can be no assurances that we are not now or will not become in the future a USRPHC. If we were a USRPHC during the applicable testing period, as long as our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only for a non-U.S. holder who actually or constructively holds (at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period) more than 5% of such regularly traded stock. Please note, though, that we can provide no assurance that our common stock will remain regularly traded.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

A 30% withholding tax may be imposed on certain payments to certain foreign financial institutions and other foreign entities, including intermediaries, or FATCA withholding. Such payments will include U.S.-source dividends and, after December 31, 2018, the gross proceeds from the sale or other disposition of property that can produce certain U.S.-source interest or dividends. FATCA withholding may be imposed on such payments to a foreign financial institution unless such foreign financial institution enters into (or is deemed to have entered into) an agreement with the IRS to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% of payments to such account holders whose actions prevent the financial institution from complying with these reporting and other requirements. FATCA withholding is imposed on similar types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required to avoid FATCA withholding. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, the non-U.S. holder’s name and address and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless the non-U.S. holder establishes an exemption, for example by properly certifying the non-U.S. holder’s status on an IRS Form W-8BEN, W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of U.S. federal income and estate tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May     , 2018, the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Jefferies LLC and Stephens Inc. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Jefferies LLC
Stephens Inc.
William Blair & Company, L.L.C.
Janney Montgomery Scott LLC

Total	5,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering from the selling stockholders, if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Certain of the selling stockholders have granted to the underwriters a 30-day option to purchase up to 750,000 additional shares from such selling stockholders at the public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of up to $             per share. After the offering the representatives may change the public offering price and selling concession.

The following table summarizes the compensation and estimated expenses that the selling stockholders and we, as applicable, will pay:

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$
Expenses payable by us	$	$	$	$

We have also agreed to reimburse the underwriters for their FINRA counsel fee in an amount not to exceed $20,000. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

We have agreed that we will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Jefferies LLC for a period of 90 days after the date of this prospectus.

Our officers, directors, each of the selling stockholders and certain other large shareholders have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Jefferies LLC for a period of 90 days after the date of this prospectus.

Additionally, in connection with our initial public offering, we, our executive officers and directors and stockholders agreed with the underwriters of that offering not to dispose of or hedge any of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock from December 6, 2017, the date of the prospectus for our initial public offering, continuing through the date that is 180 days after the date of that prospectus. In connection with this offering, Credit Suisse Securities (USA) LLC and Jefferies LLC have agreed to waive this lock-up restriction with respect to the selling stockholders, which include certain of our officers and directors. This waiver relates only to the sale of shares in this offering and becomes effective at the time of pricing of this offering.

Our common stock is listed on NYSE under the symbol “CURO.”

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the underwriters’ option. In a naked short position, the number of shares involved is greater than the number of shares in the underwriters’ option. The underwriters may close out any covered short position by either exercising their underwriters’ option and/or purchasing shares in the open market.

•	Syndicate-covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option. If the underwriters sell more shares than could be covered by the underwriters’ option, which is a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate-covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate-covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NYSE or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Conflicts of Interest

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, certain of the underwriters acted as book-running managers or initial purchasers for CFTC in its offering of 12.00% Senior Secured Notes in February 2017 and an additional offering of such notes in November 2017.

The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5.0% of the shares of common stock being offered.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions Outside the United States

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

Notice to Canadian Residents

Resale Restrictions

The distribution of shares of common stock in Canada is being made only in the provinces of Ontario, Quebec, Manitoba, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of shares of common stock.

Representations of Canadian Purchasers

By purchasing shares of common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), as applicable,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the Underwriters are relying on the exemption set out in section 3A.3 of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if an offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of shares of common stock in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and executive officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (defined below) (each, a “Relevant Member State”), an offer to the public of any common stock which is the subject of the offering contemplated by this prospectus and any supplementary prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive;

•	to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive (defined below), 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the international underwriters or the international underwriters nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common stock shall require us or any of the international underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

MiFID II Product Governance

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the common stock has led to the conclusion that: (i) the target market for the common stock is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the common stock to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the common stock (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the common stock (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and/or (iii) other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland and therefore do not constitute an issuance prospectus within the meaning of the Swiss Code of Obligations or a listing prospectus within the meaning of the SIX listing rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of common stock.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by White & Case LLP, New York, New York. Willkie Farr & Gallagher LLP, New York, New York will also pass upon certain legal matters for the selling stockholders.

EXPERTS

The audited financial statements incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we file with the Securities and Exchange Commission, or the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus and the registration statement of which this prospectus is a part:

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 13, 2018, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on March 27, 2018 and by Amendment No. 2 on Form 10-K/A, filed with the SEC on May 3, 2018;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2018, filed with the SEC on May 3, 2018;

•	Current Report on Form 8-K filed with the SEC on April 26, 2018 (solely with respect to Item 5.07 thereof); and

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 4, 2018.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents specifically incorporated by reference therein. You should direct any requests for documents to our Chief Legal Officer at: c/o CURO Group Holdings Corp., 3527 North Ridge Road, Wichita, KS 67205.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We maintain a website at www.curo.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fee:

(in thousands)
SEC registration fee	$17,303
FINRA filing fee	$21,347
Printing and engraving expenses	$250,000
Legal fees and expenses	$500,000
Accounting fees and expenses	$90,000
Transfer agent and registrar fees and expenses	$9,400
Miscellaneous	$50,000

Total	$938,050

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers and directors under certain circumstances and subject to certain limitations. The terms of Section 145 of the General Corporation Law of the State of Delaware are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

To the extent Section 102(b)(7) is interpreted, or the General Corporation Law of the State of Delaware is amended, to allow similar protections for officers of a corporation, such provisions of the registrant’s amended and restated certificate of incorporation shall also extend to those persons.

In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the amended and restated bylaws of the registrant provide that:

•	The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents as set forth in the General Corporation Law of the State of Delaware.

•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The registrant will not be obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the amended and restated bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

The registrant has entered, and intends to continue to enter, into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the General Corporation Law of the State of Delaware and also provide for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The indemnification provisions in the registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification in limited circumstances by the underwriters of the registrant and its officers and directors for liabilities, including arising under the Securities Act of 1933 and otherwise.

Item 15. Recent Sales of Unregistered Securities.

•	From January 1, 2014 to the date of the completion of our initial public offering, we granted stock options to employees and directors under our stock option plans covering an aggregate of 633,204 shares, with exercise prices ranging from $3.39 per share to $8.86 per share (as adjusted for the 36-for-1 stock split that occurred in connection with our initial public offering).

•	On February 15, 2017, CFTC issued $470,000,000 aggregate principal amount of 12.00% Senior Secured Notes due March 1, 2022 at an offering price of 98.155%. The initial purchasers were Jefferies LLC and Stephens Inc., and $6,000,000 of the 12.00% Senior Secured Notes were privately placed by the Company directly with certain members of the Company’s board of directors.

•	On November 2, 2017 CFTC issued $135,000,000 aggregate principal amount of additional 12.00% Senior Secured Notes due March 1, 2022 at an offering price of 103.500%. The initial purchasers were Credit Suisse Securities (USA) LLC and Jefferies LLC. Stephens Inc. acted as a co-manager and was not an initial purchaser.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701 under the Securities Act. In connection with the issuance of the 12.00% Senior Secured Notes referenced above, the initial purchasers resold the 12.00% Senior Secured Notes to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act, in reliance on the exemption from registration requirements of the Securities Act provided by Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The indenture governing the Notes permits transfers of such securities to “accredited investors” (as defined in Regulation D of the Securities Act of 1933), among others, subject to compliance with applicable law.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because the required information is included in the consolidated financial statements and the notes thereto or the information therein is not applicable.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Form 8-K filed on December 11, 2017)

3.2	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the Form 8-K filed on December 11, 2017)

4.1	Form of common stock certificate (previously filed as Exhibit 4.1 to Form S-1 filed on November 28, 2017)

4.2	Amended and Restated Investors Rights Agreement between the Registrant and the investors listed on the signature pages thereto (previously filed as Exhibit 4.2 to Form S-1 filed on November 28, 2017)

4.3	Amendment to Amended and Restated Investors Rights Agreement, dated May 14, 2018, between the Registrant and the investors listed on the signature pages thereto

5.1	Opinion of Willkie Farr & Gallagher LLP

10.1	Loan Agreement, dated November 17, 2016, by and among CURO Receivables Finance I, LLC, the borrowers party thereto, the financial institutions party thereto and Victory Park Management, LLC, as agent (previously filed as Exhibit 10.1 to Form S-1 filed on October 24, 2017) ¥

10.2	First Amendment to Loan Agreement, dated May 5, 2017, by and among CURO Receivables Finance I, LLC, CURO Receivables Holdings I, LLC, the lenders party thereto and Victory Park Management, LLC, as administrative agent and collateral agent (previously filed as Exhibit 10.2 to Form S-1 filed on October 24, 2017)

10.3	Indenture, dated February 15, 2017, by and between CURO Financial Technologies Corp., the guarantors party thereto and TMI Trust Company, as trustee and collateral agent (previously filed as Exhibit 10.3 to Form S-1 filed on October 24, 2017)

10.4	CURO Group Holdings Corp. (f/k/a Speedy Group Holdings Corp.) 2010 Equity Incentive Plan and form of Stock Option Agreement (previously filed as Exhibit 10.4 to Form S-1 filed on November 1, 2017) +

10.5	CURO Group Holdings Corp. 2017 Incentive Plan (previously filed as Exhibit 10.5 to Form S-1 filed on November 28, 2017) +

10.6	CURO Group Holdings Corp. Employee Stock Purchase Plan (previously filed as Exhibit 10.6 to Form S-1 filed on November 28, 2017) +

10.7	CURO Group Holdings Corp. (f/k/a Speedy Group Holdings Corp.) Nonqualified Deferred Compensation Plan, dated June 1, 2015 (previously filed as Exhibit 10.7 to Form S-1 filed on October 24, 2017) +

10.8	2016 Annual Corporate Incentive Plan (previously filed as Exhibit 10.8 to Form S-1 filed on October 24, 2017) +

10.9	Employment and Non-Competition Agreement, dated January 13, 2012, by and between Donald F. Gayhardt, Jr. and CURO Financial Technologies Corp. (f/k/a Speedy Cash Holdings Corp.) (previously filed as Exhibit 10.9 to Form S-1 filed on October 24, 2017) +

10.10	Employment and Non-Competition Agreement, dated January 1, 2017, by and between Donald F. Gayhardt, Jr. and CURO Financial Technologies Corp. (previously filed as Exhibit 10.10 to Form S-1 filed on October 24, 2017) +

10.11	Employment and Non-Competition Agreement, dated March 5, 2016, by and between William Baker and CURO Group Holdings Corp. (f/k/a Speedy Group Holdings Corp.) (previously filed as Exhibit 10.11 to Form S-1 filed on October 24, 2017) +

Exhibit Number	Description

10.12	Employment and Non-Competition Agreement, dated April 10, 2017, by and between Terry Pittman and CURO Group Holdings Corp. (previously filed as Exhibit 10.12 to Form S-1 filed on October 24, 2017) +

10.13	Form of 2013 Special Bonus Notice (previously filed as Exhibit 10.13 to Form S-1 filed on October 24, 2017) (previously filed as Exhibit 10.13 to Form S-1 filed on October 24, 2017) +

10.14	Form of 2017 Special Bonus Notice (previously filed as Exhibit 10.14 to Form S-1 filed on October 24, 2017) (previously filed as Exhibit 10.14 to Form S-1 filed on October 24, 2017) +

10.15	2017 Annual Corporate Incentive Plan (previously filed as Exhibit 10.15 to Form S-1 filed on October 24, 2017) (previously filed as Exhibit 10.15 to Form S-1 filed on October 24, 2017) +

10.16	Subordinated Note, dated May 12, 2011, issued by Cash Money Cheque Cashing Inc. (as successor by merger to Cash Money Acquisition Inc.) to The J.P. Genova Family Trust (previously filed as Exhibit 10.16 to Form S-1 filed on October 24, 2017)

10.17	Commercial Lease Agreement, dated December 22, 2007, by and between CDM Development, LLC and CURO Management LLC (f/k/a Tiger Financial Management, LLC) (previously filed as Exhibit 10.17 to Form S-1 filed on October 24, 2017)

10.18	Letter Agreement, dated June 8, 2012, by and between CDM Development, LLC and CURO Management LLC (f/k/a Tiger Financial Management, LLC) (previously filed as Exhibit 10.18 to Form S-1 filed on October 24, 2017)

10.19	Sublease Agreement, dated November 16, 2010, by and between The Amigos Rental, LLC (as successor in interest to Dinning-Beard, Inc.) and CURO Management LLC (f/k/a Tiger Financial Management, LLC) (previously filed as Exhibit 10.19 to Form S-1 filed on October 24, 2017)

10.20	Letter Agreement, dated June 15, 2015, by and between The Amigos Rental, LLC (as successor in interest to Dinning-Beard, Inc.) and CURO Management LLC (f/k/a Tiger Financial Management, LLC) (previously filed as Exhibit 10.20 to Form S-1 filed on October 24, 2017)

10.21	Commercial Lease Agreement, dated January 1, 2008, by and between CURO Management LLC (f/k/a Tiger Financial Management, LLC) and CDM Development, LLC (previously filed as Exhibit 10.21 to Form S-1 filed on October 24, 2017)

10.22	Amendment to Lease, dated December 1, 2008, by and between CDM Development, LLC and CURO Management LLC (f/k/a Tiger Financial Management, LLC) (previously filed as Exhibit 10.22 to Form S-1 filed on October 24, 2017)

10.23	Amendment to Lease, dated August 1, 2009, by and between CDM Development, LLC and CURO Management LLC (f/k/a Tiger Financial Management, LLC) (previously filed as Exhibit 10.23 to Form S-1 filed on October 24, 2017)

10.24	Commercial Lease Agreement, dated April 16, 2012, by and between CURO Management LLC (f/k/a Tiger Financial Management, LLC) and Douglas R. Rippel (previously filed as Exhibit 10.24 to Form S-1 filed on October 24, 2017)

10.25	Lease Agreement, dated July 31, 2012, by and between MCIB Partners and CURO Management LLC (f/k/a Tiger Financial Management, LLC) (previously filed as Exhibit 10.25 to Form S-1 filed on October 24, 2017)

10.26	Commercial Lease Agreement, dated March 29, 2012, by and between CURO Management LLC (f/k/a Tiger Financial Management, LLC) and CDM Development, LLC (previously filed as Exhibit 10.26 to Form S-1 filed on October 24, 2017)

10.27	Short-Term Credit Agreement, dated November 17, 2016, by and among CURO Financial Technologies Corp., CURO Intermediate Holdings Corp., the lenders party thereto and Victory Park Management, LLC, as administrative agent (previously filed as Exhibit 10.27 to Form S-1 filed on October 24, 2017) ¥

Exhibit Number	Description

10.28	Credit Services Agreement, dated November 3, 2015, by and between NCP Finance Ohio, LLC and SCIL, Inc. (previously filed as Exhibit 10.28 to Form S-1 filed on October 24, 2017)

10.29	Purchase Agreement, dated February 1, 2017, by and between CURO Financial Technologies Corp. and Mike McKnight (previously filed as Exhibit 10.29 to Form S-1 filed on October 24, 2017)

10.30	Purchase Agreement, dated February 1, 2017, by and between CURO Financial Technologies Corp. and the Douglas R. Rippel Trust (previously filed as Exhibit 10.30 to Form S-1 filed on October 24, 2017)

10.31	Form of Director and Officer Indemnification Agreement (previously filed as Exhibit 10.31 to Form S-1 filed on November 1, 2017) +

10.32	Collection Agency Agreement, dated November 25, 2014, by and between Cash Colorado, LLC and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.32 to Form S-1 filed on October 24, 2017)

10.33	Collection Agency Agreement, dated November 25, 2014, by and between Concord Finance, Inc. and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.33 to Form S-1 filed on October 24, 2017)

10.34	Collection Agency Agreement, dated November 25, 2014, by and between Evergreen Financial Investments, Inc. and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.34 to Form S-1 filed on October 24, 2017)

10.35	Collection Agency Agreement, dated November 25, 2014, by and between FMMR Investments, Inc. and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.35 to Form S-1 filed on October 24, 2017)

10.36	Collection Agency Agreement, dated November 25, 2014, by and between Galt Ventures, LLC and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.36 to Form S-1 filed on October 24, 2017)

10.37	Collection Agency Agreement, dated November 25, 2014, by and between Principal Investments, Inc. and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.37 to Form S-1 filed on October 24, 2017)

10.38	Collection Agency Agreement, dated November 25, 2014, by and between SCIL, Inc. and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.38 to Form S-1 filed on October 24, 2017)

10.39	Collection Agency Agreement, dated November 25, 2014, by and between SCIL Texas, LLC and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.39 to Form S-1 filed on October 24, 2017)

10.40	Collection Agency Agreement, dated November 25, 2014, by and between Speedy Cash and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.40 to Form S-1 filed on October 24, 2017)

10.41	Collection Agency Agreement, dated November 25, 2014, by and between Speedy Cash Illinois, Inc. and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.41 to Form S-1 filed on October 24, 2017)

10.42	Collection Agency Agreement, dated November 25, 2014, by and between The Money Store, L.P. and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.42 to Form S-1 filed on October 24, 2017)

10.43	Collection Agency Agreement, dated November 25, 2014, by and between Todd Car Title, Inc. and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.43 to Form S-1 filed on October 24, 2017)

10.44	Collection Agency Agreement, dated November 25, 2014, by and between Todd Financial, Inc. and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.44 to Form S-1 filed on October 24, 2017)

Exhibit Number	Description

10.45	Collection Agency Agreement, dated November 25, 2014, by and between A Speedy Cash Car Title Loans, LLC and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.45 to Form S-1 filed on October 24, 2017)

10.46	Collection Agency Agreement, dated November 25, 2014, by and between Advance Group, Inc. and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.46 to Form S-1 filed on October 24, 2017)

10.47	Collection Agency Agreement, dated November 25, 2014, by and between Attain Finance, LLC and Ad Astra Recovery Service, Inc. (previously filed as Exhibit 10.47 to Form S-1 filed on October 24, 2017)

10.48	Guaranty and Security Agreement, dated November 17, 2016, by and between CURO Receivables Finance I, LLC, CURO Receivables Holdings I, LLC, the other parties thereto and Victory Park Management, LLC, as agent (previously filed as Exhibit 10.48 to Form S-1 filed on October 24, 2017)

10.49	Amended and Restated Intercreditor Agreement, dated November 17, 2016, by and between Victory Park Management LLC, as the first lien agent, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as the second lien agent (previously filed as Exhibit 10.49 to Form S-1 filed on October 24, 2017)

10.50	Security Agreement, dated November 17, 2016, by and among CURO Financial Technologies Corp., CURO Intermediate Holdings Corp., and certain of its subsidiaries, the other parties thereto and Victory Park Management, LLC, as collateral agent (previously filed as Exhibit 10.50 to Form S-1 filed on October 24, 2017)

10.51	Pledge Agreement, dated November 17, 2016, by and among CURO Financial Technologies Corp., CURO Intermediate Holdings Corp., and certain of its subsidiaries, the other parties thereto and Victory Park Management, LLC, as collateral agent (previously filed as Exhibit 10.51 to Form S-1 filed on October 24, 2017)

10.52	Subsidiaries Guaranty, dated November 17, 2016, by and among the guarantors party thereto and Victory Park Management, LLC, as administrative agent (previously filed as Exhibit 10.52 to Form S-1 filed on October 24, 2017)

10.53	Revolving Loan Agreement, dated September 1, 2017, by and among CURO Intermediate Holdings Corp., CURO Financial Technologies Corp., and certain of its subsidiaries, the lenders party thereto and Bay Coast Bank, as administrative agent, collateral agent and issuing bank (previously filed as Exhibit 10.53 to Form S-1 filed on October 24, 2017)

10.54	Special Limited Agency Agreement, dated as of August 22, 2017, by and between TXCSO, Inc., a Texas corporation (d/b/a Barr Funding Company), SCIL TEXAS, LLC, a Nevada limited liability company, and The Money Store, L.P., a Texas limited partnership (previously filed as Exhibit 10.54 to Form S-1 filed on October 24, 2017)

10.55	Special Limited Agency Agreement, dated as of October 6, 2017, by and between IVY FUNDING EIGHT, LLC, a Texas limited liability company, and SCIL TEXAS, LLC, a Nevada limited liability company (previously filed as Exhibit 10.55 to Form S-1 filed on October 24, 2017)

10.56	Amended and Restated Special Limited Agency Agreement, dated as of September 27, 2017, by and between INTEGRITY TEXAS FUNDING, LP, a Texas limited partnership, and SCIL TEXAS, LLC, a Nevada limited liability company (previously filed as Exhibit 10.56 to Form S-1 filed on October 24, 2017)

10.57	CURO Group Holdings Corp. (f/k/a Speedy Group Holdings Corp.) Form of Participation Agreement to Nonqualified Deferred Compensation Plan (previously filed as Exhibit 10.57 to Form S-1 filed on October 24, 2017) +

10.58	Form of 2017 August Special Bonus Notice (previously filed as Exhibit 10.58 to Form S-1 filed on October 24, 2017) +

Exhibit Number	Description

10.59	Form of October 2017 Special Bonus Notice (previously filed as Exhibit 10.59 to Form S-1 filed on November 1, 2017) +

10.60	Amendment Number 1 to Donald F. Gayhardt’s Employment and Non-Competition Agreement, dated as of November 8, 2017 (previously filed as Exhibit 10.60 to Form S-1 filed on November 28, 2017) +

10.61	Form of Additional Notes Bonus Notice (previously filed as Exhibit 10.61 to Form S-1 filed on November 28, 2017) +

10.62	Special Limited Agency Agreement, dated as of November 13, 2017, by and between TXCSO, Inc., a Texas corporation (d/b/a Barr Funding Company), and Avio Credit, Inc., a Delaware corporation (previously filed as Exhibit 10.62 to Form S-1 filed on November 28, 2017)

10.63	2018 Corporate Incentive Compensation Program (previously filed as Exhibit 10.63 to Form 10-K/A on March 27, 2018) +

10.64	2018 Long-Term Incentive Program Award Communication (previously filed as Exhibit 10.64 to Form 10-K/A on March 27, 2018) +

10.65	CURO Group Holdings Corp. 2017 Incentive Plan Form of Restricted Stock Unit Notice and Agreement (Non-Employee Directors) (previously filed as Exhibit 10.65 to Form 10-K/A on March 27, 2018) +

10.66	CURO Group Holdings Corp. 2017 Incentive Plan Form of Restricted Stock Unit Notice and Agreement (previously filed as Exhibit 10.66 to Form 10-K/A on March 27, 2018) +

10.67	Notice and Acknowledgement of Acceleration of 2017 Special Bonus Payments (previously filed as Exhibit 10.67 to Form 10-K/A on March 27,2018) +

10.68	CURO Group Holdings Corp. 2017 Incentive Plan Sub-Plan for UK Employees (previously filed as Exhibit 10.68 to Form 10-K/A on March 27,2018) +

10.69	First Amendment to Revolving Loan Agreement (previously filed as Exhibit 10.69 to Form 10-Q on May 3, 2018)

21.1	List of Subsidiaries (previously filed as Exhibit 21.1 to Form 10-K on March 13, 2018)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to registration statement)

+	Indicates management contract or compensatory plan, contract or arrangement.
¥	Confidential treatment pursuant to Rule 406 under the Securities Act has been granted as to certain portions of this exhibit, which portions were omitted and submitted separately to the Securities and Exchange Commission in a confidential treatment request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on this 14 day of May, 2018.

CURO GROUP HOLDINGS CORP.

By:	/s/ Don Gayhardt
Name: Don Gayhardt
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Don Gayhardt, Roger Dean and Vin Thomas, and each of them, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the SEC thereunder, in connection with the registration under the Securities Act of 1933 of shares of common stock of the registrant, or the Shares, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form S-1, or the registration statement to be filed with the SEC with respect to such Shares, to any and all amendments or supplements to such registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Don Gayhardt Don Gayhardt	President, Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2018

/s/ Roger Dean Roger Dean	Treasurer, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 14, 2018

/s/ David Strano David Strano	Chief Accounting Officer (Principal Accounting Officer)	May 14, 2018

/s/ Doug Rippel Doug Rippel	Executive Chairman	May 14, 2018

/s/ Chad Faulkner Chad Faulkner	Director	May 14, 2018

/s/ Mike McKnight Mike McKnight	Director	May 14, 2018

/s/ Christopher A. Masto Christopher A. Masto	Director	May 14, 2018

/s/ Karen Winterhof Karen Winterhof	Director	May 14, 2018

/s/ Andrew Frawley Andrew Frawley	Director	May 14, 2018

/s/ Dale E. Williams Dale E. Williams	Director	May 14, 2018